As filed with the Securities and Exchange Commission on January 14, 2003
Registration No. 333-71940

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
ON FORM SB-2
REGISTRATION STATEMENT

Under The Securities Act of 1933

Notify Technology Corporation

(Name of small business issuer in its charter)

California (State or other jurisdiction of incorporation or organization)	3661 (Primary Standard Industrial Classification Code Number) 1054 S. De Anza Blvd., Suite 105 San Jose, California 95129 (408) 777-7920	77-0382248 (I.R.S. Employer Identification Number)
(Address and telephone number, of principal executive offices)

1054 S. De Anza Blvd., Suite 105
San Jose, California 95129
(408) 777-7920

(Address of principal place of business or intended principal place of business)

Paul F. DePond
President and Chief Executive Officer
1054 S. De Anza Blvd. Suite 105
San Jose, California 95129
(408) 777-7920

(Name, address and telephone number of agent for service)

Copies to:
HENRY P. MASSEY, JR., ESQ.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

     In addition to the 7,782,820 shares being registered on this registration statement, this registration statement also covers such indeterminate number of additional shares as may be held or acquired upon exercise of warrants and options as a result of any future stock splits, stock dividends or similar transactions covered by Rule 416, promulgated under the Securities Act of 1933.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

NOTIFY TECHNOLOGY CORPORATION

7,782,820 Shares of Common Stock

            This prospectus relates to 7,782,820 shares of our common stock which may be sold from time to time by the selling shareholders named herein, or their transferees, pledgees, donees or successors. These shares consist of:

•	4,660,000 shares that are issuable upon conversion of our Series A preferred stock;

•	1,871,651 shares that are issuable upon exercise of outstanding warrants;

•	926,780 shares that are issuable upon conversion of our Series A preferred stock that underlies outstanding options; and

•	324,389 shares that are issuable upon exercise of warrants that underly outstanding options.

     The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The shareholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 36. We cannot assure you that the selling shareholders will sell all or any portion of the common stock offered hereby.

     We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

     Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “NTFY.”

     We are a California corporation formed in August 1994. Our principal executive offices are located at 1054 S. DeAnza Blvd., San Jose, California and our telephone number is (408) 777-7920.

            BEFORE PURCHASING ANY OF THE COMMON STOCK COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE COMMON STOCK, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 14, 2003

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
SIGNATURES
EXHIBIT INDEX
EXHIBIT 23.1

	Page		Page

Special Note Regarding Forward-Looking Statements	2	Certain Relationships and Related Transactions	26
Risk Factors	3	Security Ownership of Certain Beneficial Owners and Management	28
Use of Proceeds	11	Description of Securities	32
Price Range of Common Stock	11	Plan of Distribution	36
Dividend Policy	11	Legal Matters	39
Management’s Discussion and Analysis of Financial Condition and Results of Operations	12	Experts Additional Information	39 39
Business	15	Index to Financial Statements	F-1
Management	21

     We are a California corporation. Our principal executive offices are located at 1054 S. De Anza Blvd., Suite 105, San Jose, California 95129, and our telephone number is (408) 777-7920. In this prospectus, “Notify Technology,” “we,” “us,” and “our” refer to Notify Technology Corporation, unless the context otherwise requires.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These factors include, among others, those listed under “Risk Factors” and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

     Trade names and trademarks of other companies appearing in this prospectus are the property of their respective holders.

RISK FACTORS

     Investing in our common stock will provide you with an equity ownership interest in Notify Technology Corporation. As our shareholder, you may be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, our competition, general economic and market conditions and industry conditions. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our common stock.

Most of our Revenue is Derived from the Sale of a Single Solution to a Single Customer

     For the fiscal year ending September 30, 83% of our revenue came from the sale of our Visual Got Mail Solution to a single competitive provider of local phone services. All the sales to this customer occurred in the last six months of fiscal 2002. As we do not anticipate sales from our other products, including our Centrex Receptionist product and NotifyLink services, to increase significantly in the near term, we expect our revenue for at least the next two quarters and possibly longer will be largely dependent on our ability to continue selling to our long distance telephone customer. Though as of September 30, 2002, we had a backlog of approximately $2,400,000 in orders from this customer, there can be no assurance that we will receive additional orders from this customer. In addition, a significant portion of the revenue and a disproportionate amount of the operating profit related to the Visual Got Mail Solution is derived from our provision of fulfillment services and subscription services. If, for whatever reason, this customer is not able to sell its services to its customers at the rate implied by its level of orders with us, our revenue, operating profit and financial condition would be materially adversely affected. In addition, this customer could at any time decide to decrease its sales efforts with respect to local phone service, cease to promote or provide voice mail services or use an alternative to our Visual Got Mail Solution. In such an event, we would have no alternative distribution channel for our Visual Got Mail Solution and our revenue, operating results and financial condition would be materially adversely affected.

Because of Our Financial Condition and Our Business Plans, Our Financial Statements Disclose That There is
Substantial Doubt as to Our Ability to Continue as a Going Concern and Accordingly Our Business Has a
High Risk of Failure

     We are currently researching and developing new products and enhancements to existing products. Due to our present financial condition and our business plans, there is substantial doubt as to our ability to continue as a going concern. To date, our NotifyLink product line does not provide significant contributions to our revenues and our Visual Got Mail Solution sales are highly concentrated in one customer. The success of our business operations will depend upon our ability to obtain further financing until such time, if ever, as there is favorable market acceptance for our new wireless software products. It is not possible for us to predict with assurance the outcome of these matters. If we are unable to obtain further financing and profitable operations from our new software wireless products, then our business will fail.

We Have a Limited Operating History and a History of Losses, Moreover, There is No Assurance of Future
Profitability

     We commenced operations in August 1994 and through January 1996 were engaged primarily in research and development. We made a decision in January 2000 to develop and sell software applications for the 2way wireless data market. Accordingly, we have a limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. For the fiscal years ended September 30, 2001, 2000, 1999, and 1998, we incurred net losses of $3,337,612, $3,526,452, $3,123,284 and $2,617,561 respectively. We incurred a net loss of $1,741,752 for fiscal 2002 and as of September 30, 2002, we had an accumulated deficit of $21,319,852 and working capital of $1,333,821. We anticipate having a negative cash flow from operating activities in future quarters and years. We also expect to incur further operating losses in future quarters and years until such time, if ever, as there is a substantial increase in orders for our products and product sales generating sufficient revenue to fund our continuing operations. There can be no assurance that sales of our products will ever generate significant revenue, that we will ever generate positive cash flow from our operations or that we will attain or thereafter sustain profitability in any future period.

If We Are Unable To Market Our Wireless Software Products and Achieve Industry Acceptance Quickly, We
Could Lose Existing And Potential Customers and Our Sales Would Decrease

     Although most of our current revenue comes from our wireline Visual Got Mail Solution, our wireless products play a significant role in our plans for future growth. We need to market our new wireless software products on a timely basis to keep pace with technological developments, emerging industry standards, and the growing needs of our sophisticated customers. We intend to extend the offerings under our product family primarily through our NotifyLink product line. However, we may experience difficulties in marketing these new products, and our inability to timely and cost-effectively introduce them and future enhancements, or the failure of these new products or enhancements to achieve market acceptance, could seriously harm our business. Life cycles of wireless software products are difficult to predict, because the market for such products is new and evolving and characterized by rapid technological change, frequent enhancements to existing products and new product introductions, changing customer needs and evolving industry standards. The introduction of competing products that employ new technologies and emerging industry standards could render our products and services obsolete and unmarketable or shorten the life cycles of our products and services. The emergence of new industry standards might require us to redesign our products. If our products are not in compliance with industry standards that become widespread, our customers and potential customers may not purchase our products.

If the Market for Wireless Data Communications Devices Does Not Grow, We May Not Successfully Sell Our
NotifyLink Products

     The overall market for wireless data communications devices has experienced significant growth in recent years. The success of our NotifyLink Internet Edition and Standard Edition products depends upon this growth. There can be no assurance that the market for wireless software products will continue to grow, that firms within the industry will adopt our software products for integration with their wireless data communications solutions, or that we will be successful in independently establishing product markets for our wireless software products. In fact, our sales and marketing efforts over the last year have not resulted in significant sales of our NotifyLink products. In addition, if a number of ReFlex™ carriers should go out of business, we would have more difficulty selling our NotifyLink products to the fewer remaining ReFlex carriers. If the various markets in which our software products compete fail to grow, or grow more slowly than we currently anticipate, or if we were unable to establish product markets for our new software products, our business, results of operation and financial condition would be materially adversely affected.

We May Be Unable to Generate the Capital Necessary to Support Our Planned Level of Research and
Development Activities or to Manufacture and Market Our Products

     At September 30, 2002, we had an accumulated deficit of $21,319,852 and incurred a net loss of $1,741,752 for the year ended September 30, 2002. Our recently developed products will need to attain favorable market acceptance in order for us to be able to continue our research and development activities and to fund operating expenses at current levels. On August 27, 2002, we announced a reduction in force of nine employees or about 28% of our work force, primarily in the research and development staff of our NotifyLink product line. Regardless, because our NotifyLink wireless product line has not provided significant contributions to our revenues to date, the success of our business operations will depend upon our ability to obtain further financing until such time, if ever, as there is favorable market acceptance for our new wireless software products. Obtaining additional financing will be subject to a number of factors including market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, results of operations, and prospects, resulting in a possible failure of our business.

Our Quarterly Operating Results May Vary

     We anticipate that we will experience significant fluctuations in our operating results in the future. Fluctuations in operating results may cause the price of our common stock, Units and Class A warrants to be volatile. Operating results may vary as a result of many factors, including the following:

•	the continued commitment of our long distance customer to the voice mail business underlying our voice mail notification business

•	our level of research and development;

•	our sales and marketing activities;

•	announcements by us or our competitors;

•	size and timing of orders from customers;

•	new product introductions by us or our competitors; and

•	price erosion.

     Each of the above factors is difficult to control and forecast. Thus, they could have a material adverse effect on our business, financial condition and results of operations.

     Notwithstanding the difficulty in forecasting future sales, we generally must undertake research and development and sales and marketing activities and other commitments months or years in advance. Accordingly, any shortfall in product revenues in a given quarter may materially adversely affect our financial condition and results of operations because we are unable to adjust expenses during the quarter to match the level of product revenues, if any, for the quarter. Due to these and other factors, we believe that quarter to quarter comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Our Products May Not Be Accepted

     We sold our first Centrex Receptionist in March 1998, the first Call Manager product in April 1999, and announced the first sales of our e-mail version of our Visual Got Mail products in November 1999. We also announced the launch of our new NotifyLink web based service and our NotifyLink Desktop products in November 2000 followed by the introduction of our voice mail version of our Visual Got Mail Solution in April 2001. To date, we have received only limited revenue from the sale of these products. While we have experienced some success with our Visual Got Mail Solution in 2001, we are limited by having one customer. We also believe that our wireless products are commercially viable, but developing products for the consumer and business marketplaces is inherently difficult and uncertain. We do not believe our sales to date are sufficient to determine whether or not there is meaningful consumer or business demand for our products.

     We intend to devote resources to sales and marketing efforts of the NotifyLink product line and to promote general consumer and business interest in our products. There can be no assurance that such efforts will be successful or that significant market demand for our products will ever develop.

We Depend on Limited Number of Potential Customers and Need to Develop Marketing Channels

     Currently, our Voice Mail notification CPE and service revenue is highly dependant on one customer. Also, we have entered into agreements with three wireless carriers and one 2way wireless device manufacturer for the sale of our NotifyLink products and services. We have a minimal direct sales force to sell our NotifyLink products and services to eventual users and we rely almost entirely upon our four customers to resell our NotifyLink products and services to users. To date, we have received only limited revenue from our four NotifyLink customers, and we will receive revenue from these customers only to the extent that they successfully resell our products and services to users. The success of our NotifyLink Internet Edition web based product will be dependent on our ability to sell it to, or in conjunction with, the seven largest 2way wireless carriers. Our NotifyLink desktop software will be largely dependent on establishing a relationship with large 2way wireless device manufacturers. There can be no assurance that we will ever sell our NotifyLink products and services to additional 2way wireless carriers or 2way wireless device manufacturers or that we will ever receive any revenue from our existing customers. Our Enterprise solution product is just being introduced and no significant sales have yet been established.

     Although we have sold significant quantities of our Call Manager as part of our Visual Got Mail Solution, we are highly dependant on one customer. We believe that we can sell only limited quantities of our traditional Call Manager and Centrex Receptionist products in the future. To date, we have sold our wireline products to one long distance telephone company, five Regional Bell Operating Companies, or RBOCs, and twelve Local Exchange Carriers, or LECs. We have experienced a significantly reduced market for our Call Manager products. Our Centrex Receptionist product is selling at a reduced level and we do not anticipate a significant increase in Centrex Receptionist sales in future quarters. If we fail to maintain a significant relationship with our current customer, our business and operating results would be materially adversely affected.

     We also intend to develop other distribution channels for our products by including certain wireless device manufacturers and national wireless carriers. Our management will need to expend time and effort to develop these channels. Because our marketing efforts have been largely focused on developing relationships with RBOCs and LECs, our management has had only limited experience in selling our products through these channels. We may not be able to implement this marketing and distribution program to expand our distribution channels and any marketing efforts undertaken by or on behalf of us may not be successful.

Our Products May Suffer from Defects

     Some of our products will consist of software and service related to our wireless NotifyLink product line. Our NotifyLink products incorporate a mix of new and proven technology that has been tested extensively, but may still contain undetected design flaws. A failure by us to detect and prevent a design flaw or a widespread product defect could materially adversely affect the sales of the affected product and our other products and materially adversely affect our business, financial condition and operating results.

     Many of our products incorporate a combination of reasonably sophisticated computer chip design, electric circuit design, software programming and telephony technology. We have devoted substantial resources to researching and developing each of these elements. In order to reduce the manufacturing costs, expand the feature sets and otherwise enhance the operation of our products, we have from time to time redesigned our products. We expect that in the future we will engage in similar redesigns of our products. In addition, we are in the process of developing new, similarly complex products. Though we extensively test our products before marketing them, any new, redesigned or current product may contain design flaws that we would not detect through our testing procedures. In addition, we rely on subcontractors to manufacture our products. Though we have quality control procedures designed to detect manufacturing errors, there can be no assurance that we will identify all defective products. We believe that reliable operation will be an important purchase consideration for both our consumer and business customers. A failure by us to detect and prevent a design flaw or a widespread product defect could materially adversely affect the sales of the affected product and our other products and materially adversely affect our business, financial condition and operating results.

We Face Significant Competition

     We believe the market for our products is highly competitive and that competition is likely to intensify. In the market for wireless e-mail notification and management software, we indirectly compete with Research In Motion Limited and Infowave Software, Inc, Wireless Knowledge, Extended Systems, Synchrologic, Visto and Good Technology.

     Our Visual Got Mail Solution indirectly competes with a single alternate voice mail notification service offered only by Local Exchange Carriers.

     Our Centrex Auto Attendant products compete with PC based auto attendant and voice mail systems. These companies include telephone equipment manufacturers such as Nortel , Inc. and Lucent Technologies, Inc.

     Some of these companies have greater financial, technical and marketing resources than we do. In addition, there are several companies with substantially greater technical, financial and marketing resources than we have that could produce competing products. These companies include telephone equipment manufacturers such as Nortel , Inc. and Lucent Technologies, Inc. We expect that to the extent that the market for our products develops, competition will intensify and new competitors will enter the market. We may not be able to compete successfully against existing and new competitors as the market for our products evolves and the level of competition increases. A failure to compete successfully against existing and new competitors would materially adversely affect our business and results of operations.

Delisting from the Nasdaq SmallCap Market May Affect the Liquidity of Our Trading Market and the
Market Price of Our Common Stock

     Our common stock is now quoted on the Over-the-Counter Bulletin Board. Our shareholders could find it difficult to dispose of, or to obtain accurate quotations of, or to obtain accurate quotations as to the market value of, our common stock. In addition, delisting may make our common stock ineligible for use as, or make our common stock substantially less attractive as, collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, as consideration in the financing of future acquisitions of businesses or assets by us, and for issuance by us in future capital raising transactions any of which could cause the market price of our common stock to decrease. Delisting subjects our common stock to the “penny stock rules” contained in Section 15(g) of the Securities Exchange Act of 1934.

We Depend on Key Executives

     Our potential for success depends significantly on key management employees, including our Chairman, President and Chief Executive Officer, Mr. Paul F. DePond, our Vice President of Operations, Gaylan Larson and our Chief Financial Officer, Gerald W. Rice. We have entered into employment agreements with these three key management employees. The loss of their services or those of any of our other key employees would materially adversely affect us. We also believe that our future success will depend in large part on our ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. If we were unable to hire the necessary personnel, the development of new products and enhancements to current products would likely be delayed or prevented. Competition for these highly skilled employees is intense. Therefore, there can be no assurance that we will be successful in retaining our key personnel and in attracting and retaining the personnel we require for expansion.

Our Intellectual Property May Not Be Adequately Protected and We May Infringe the Rights of Others

     We regard various features and design aspects of our products as proprietary and rely primarily on a combination of patent and trademark laws and employee and third-party nondisclosure agreements to protect our proprietary rights. We have been issued a patent covering the design of our MessageAlert products, and a patent covering the MultiSense technology used in our MessageAlert product. We have also applied for patents on our Visual Got Mail technology. We intend to continue to apply for patents, as appropriate, for our future technologies and products. There are few barriers to entry into the market for our products, and there can be no assurance that any patents we apply for will be granted or that the scope of our patents or any patents granted in the future will be broad enough to protect us against the use of similar technologies by our competitors. There can be no assurance, therefore, that any of our competitors, some of whom have far greater resources than we do, will not independently develop technologies that are substantially equivalent or superior to our technology.

     On May 17, 2001, Research In Motion Limited, the maker of the “Blackberry” hand-held computer, announced that it had been issued a patent on its Blackberry single mailbox integration. Generally, the patent relates to Research In Motion’s proprietary system and method of redirecting information between a host computer system, and a mobile communications device while maintaining a common electronic address between the host system and the mobile device. Research In Motion also announced that it had filed a complaint against Glenayre Technologies, Inc. for, among other items, patent and trademark infringement. Our intellectual property counsel has reviewed the patent and issued an opinion to us opining that version 4.0 of our Desktop software does not infringe on Research In Motion’s patent. Nevertheless, no assurances can be given that Research In Motion will not bring an action against us for a patent infringement or similar claim, or if any such claim is brought, the eventual results thereof.

     We may be involved from time to time in litigation to determine the enforceability, scope and validity of any of our proprietary rights or of third parties asserting infringement claims against us. These claims could result in substantial cost to us and could divert our management and technical personnel away from their normal responsibilities.

We May Not Be Able to Obtain Critical Components from Our Suppliers

     Currently, we are able to obtain many key components used in our products only from single or limited sources. We do not have long term supply contracts with these or any other component vendors and purchase all of our components on a purchase order basis. Component shortages may occur and we may not be able to obtain the components we need in a timely manner and on a commercially reasonable basis. In particular, the microcontroller that forms the core of our Call Manager that is a key component in our Visual Got Mail Solution is manufactured only by Epson Electronics America, Inc. From time to time, the semiconductor industry has experienced extreme supply constraints. If we are unable to obtain sufficient quantities of microcontrollers from Epson Electronics America, Inc., our business and operating results would be materially adversely effected.

     We utilize an offshore manufacturer to manufacture our products and this manufacturer may not be able to support our manufacturing requirements. If we are unable to obtain sufficient quantities of sole-source components or subassemblies, or to develop alternate sources, we could experience delays or reductions in product shipments or be forced to redesign our products. Each of these scenarios could materially adversely affect our business and operating results.

Our Products May Not Comply with Government Regulations and Industry Standards

     Our products must comply with a variety of regulations and standards. These include regulations and standards set by the Federal Communications Commission, Underwriters Laboratories, National Registered Testing Laboratories, and Bell Communications Research. As our business expands into international markets, we will be required to comply with whatever governmental regulations and industry standards exist in those markets. In addition, the U.S. telecommunications market is evolving rapidly in part due to recently enacted laws revamping the telecommunications regulatory structure. Additional legislative or regulatory changes are possible. If we fail to comply with existing regulations and standards or to adapt to new regulations and standards, our business and operating results could be materially adversely affected.

Sales of Outstanding Shares May Hurt Our Stock Price

     The market price for our common stock could fall substantially if our shareholders sell large amounts of our common stock. Potential future sales of our common stock include the following:

•	1,233,870 shares of our common stock that are outstanding which were placed in an escrow in connection with our initial public offering.

•	Pursuant to this form SB-2 Registration Statement, 7,782,820 shares of common stock that underly our outstanding Series A preferred stock and warrants will be registered for resale in the public market.

•	David Brewer holds 1,161,600 shares of common stock and warrants to purchase 721,244 shares of common stock that we have agreed to register for resale.

•	Various investors hold 543,228 shares of common stock and warrants to purchase 257,647 shares of common stock that we have agreed to register for resale.

Sales or the Possibility of Sales of Our Common Stock in the Public Market May Adversely Affect the Market
Price of Our Securities. Options and Warrants May Dilute Current Shareholders

     The following options and warrants to purchase our common stock are outstanding:

•	1,600,000 Class A warrants to purchase 2,096,000 shares of our common stock for $4.96 per share, issued in connection with our initial public offering, subject to adjustment in some circumstances;

•	425,000 Class A warrants to purchase 556,750 shares of our common stock for $4.96 per share, issued in connection with our 1997 bridge financing;

•	2,152,055 options outstanding as of September 30, 2002 under our 1997 Stock Plan, and subject to vesting requirements. 977,607 additional shares of our common stock are reserved for issuance under our 1997 Stock Plan;

•	warrants as of September 30, 2002 to purchase 721,244 shares of common stock at a price of $1.00 per share held by David Brewer;

•	warrants to purchase 74,983 shares of common stock at a price of $1.00 held by various investors;

•	warrants to purchase 190,354 shares of common stock at a price of $0.01 per share issued to various prior investors as an anti-dilution adjustment to our issuance of securities in our July 2001 private placement;

•	warrants to purchase an aggregate of 1,871,651 shares of common stock at a price per share of $1.00 issued in connection with our July 2001 private placement; and

•	options to purchase an aggregate of 9.2685 units at a price per unit of $100,000, each unit consisting of shares of Series A Preferred Stock convertible into an aggregate of 100,000 shares of common stock and a warrant to purchase 35,000 shares of common stock issued to the placement agent in our July 2001 private placement.

     Holders of these options and warrants may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. Moreover, while these options and warrants are outstanding, our ability to obtain financing on favorable terms may be adversely affected.

In the Event the Selling Shareholders Cannot Sell Shares pursuant to this Registration Statement, Our
Common Stock Will Be Diluted

     The securities issued in connection with our July 2001 private placement are subject to an adjustment such that in the event this Registration Statement is not available to register the resale of all the common stock underlying such securities and such unavailability is not cured by the Company within 30 days, the number of shares of our common stock issuable upon exercise or conversion of these securities will increase by 5% for each 30-day period that this Registration Statement cannot be used by the selling shareholders.

Our Stock Price May be Volatile

     The market price for our common stock may be affected by a number of factors, including the announcement of new products or product enhancements by us or our competitors, the loss of services of one or more of our executive officers or other key employees, quarterly variations in our or our competitors’ results of operations, changes in earnings estimates, developments in our industry, sales of substantial numbers of shares of our common stock in the public market, general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors. In addition, stock prices for many companies in the technology sector have experienced wide fluctuations that have often been unrelated to the operating performances of these companies. These factors and fluctuations, as well as general economic, political and market conditions, such as recessions, may materially adversely affect the market price of our common stock.

Our Net Income Will Be Decreased if the Escrow Securities Are Released

     In connection with our initial public offering, many of our shareholders, including current officers, directors and employees, placed a substantial portion of our securities then held by them into an escrow account. These securities will be released from escrow if we reach pre-tax earnings targets. Upon the release from this escrow of any securities owned by our officers, directors, consultants or employees, we will be required to record compensation expense for financial reporting purposes. Accordingly, in any period in which securities are released from this escrow, we will record a substantial non-cash charge to earnings that will increase our loss or reduce or eliminate earnings, if any, at that time. The amount of this charge will be equal to the aggregate market price of the securities owned by directors, officers and employees which are released from the escrow. Although the amount of compensation expense recognized by us would not affect our total shareholders’ equity or cash flow, it may have a depressive effect on the market price of our securities.

Our Charter Provisions May Discourage Acquisition Bids

     Our Articles of Incorporation gives our board of directors the authority to issue an aggregate of 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights for these shares, without any further vote or action by our shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Our Articles of Incorporation Limit the Liability of Officers and Directors and We Have Entered into
Indemnification Agreements with Them

     Our Articles of Incorporation eliminate, in certain circumstances, the liability of our directors for monetary damages for breach of their fiduciary duties as directors. We have also entered into indemnification agreements with each of our directors and officers. Each of these indemnification agreements provides that we will indemnify the indemnitee against expenses, including reasonable attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any civil or criminal action or administrative proceeding arising out of their performance of duties as a director or officer, other than an action instituted by the director or officer. These indemnification agreements also require that we indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each indemnification agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the indemnification agreement and to recover the expenses of such a suit if they are successful.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered under this prospectus.

PRICE RANGE OF COMMON STOCK

     Our common stock was listed on the Nasdaq SmallCap Market under the symbols NTFY until our common stock was delisted from the Nasdaq SmallCap Market September 4, 2002. From September 4, 2002 until present, our common stock has been trading on the OTC Bulletin Board under the symbol NTFY.

     The quarterly high and low bid prices of our common stock during the last two fiscal years are as follows:

	High	Low

Fiscal Year Ended September 30, 2002
Fourth Quarter	$0.450	$0.100
Third Quarter	$0.750	$0.290
Second Quarter	$0.820	$0.550
First Quarter	$0.900	$0.320
Fiscal Year Ended September 30, 2001
Fourth Quarter	$1.740	$0.400
Third Quarter	$2.438	$1.231
Second Quarter	$4.250	$1.938
First Quarter	$4.000	$1.813

     These quotations reflect inter-dealer prices, without retail mark-up, mark- down or commission, and may not represent actual transactions.

     As of December 18, 2002, there were approximately 93 holders of record of our common stock.

DIVIDEND POLICY

     We have never declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth below and elsewhere in this prospectus. The following discussion should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus.

Overview

     We were incorporated in the State of California in August 1994. We are an innovative communications application service provider of wireline and wireless messaging services. We are also a supplier of innovative solutions to maximize the convenience and utility of electronic communication by providing customers with flexible solutions that are neither network nor device dependent. We currently sell our products through OEM relationships with 2way wireless service providers, 2way wireless device manufacturers, major telephone companies and telephone equipment distributors.

     We completed our initial public offering in September 1997, with net proceeds of approximately $6.2 million. Prior to our initial public offering, our working capital requirements were met through the sale of equity and debt securities and, to a lesser extent, product revenue and a line of credit. We have sustained significant operating losses in every fiscal period since inception and expect to incur substantial quarterly operating losses in the future. Our limited operating history makes the prediction of future operating results difficult if not impossible. Future operating results will depend on many factors, including the demand for our products, the level of product and price competition, our ability to expand our existing distribution channels and to create new distribution channels, and our ability to develop and market new products and control costs. There can be no assurance that our revenue will grow or be sustained in future periods or that we will ever achieve profitability.

Results of Operations

    Revenue

            Our revenue has been derived primarily from the sale of our Visual Got Mail Solution and Centrex Receptionist products. Revenue consists primarily of gross revenue from the sale of telephony equipment and service income related to our Visual Got Mail Solution and the Centrex Receptionist Product. The revenue from these service contracts is recognized on a straight line basis over the term of the contract. Revenue for the fiscal year ended September 30, 2002 from the sale of products increased to $2,946,060 from $982,374 for the fiscal year ended September 30, 2001. Revenue for the fiscal year ended September 30, 2002 from the sale of service increased to $404,174 from $168,811 for the fiscal year ended September 30, 2001. Revenue increased $2,887,987 from the previous year due to our Visual Got Mail Solution and decreased $89,791 due to a reduction in sales of the Centrex Receptionist. The development and sales of our Visual Got Mail Solution was to a single long distance telephone company for visual Voice Mail notification. The Centrex Receptionist revenue decreased because telephone companies emphasized the sale of “KEY Systems” as an alternative to selling our Centrex products. We are no longer selling Call Manager on a stand alone basis, but we utilize the hardware design in our Visual Got Mail Solution that requires the imbedded Caller-id technology as part of the overall solution. Revenue for fiscal year 2002 included royalty revenue of $131,686 compared to $158,909 in fiscal year 2001 from our multi-sense/stutter-dial patent. There can be no assurance that a decline in revenue from our Visual Got Mail Solution and Centrex products will not occur in fiscal 2003. We have not earned significant revenue from our NotifyLink products to date.

            We sell products in the United States primarily to a long distance telephone company, 2way wireless carriers, regional bell operating companies and local exchange carriers. Our hardware products are private labeled. We manufacture based on purchase orders received from our long distance telephone customer. The Visual Got Mail Solution and Centrex Receptionist product lines accounted for 83% and 6% of total revenues in fiscal 2002, respectively. The Visual Got Mail Solution was not sold in fiscal 2001 but the Centrex Receptionist accounted for 20% of revenues in fiscal 2001. Significant portions of our revenue have been concentrated in a small number of customers. For example, one customer accounted for 83% of sales for the year ended September 30 2002. Three other customers accounted for 36%, 26% and 12% of sales for the fiscal year ended September 30, 2001.

    Cost of Sales

     Cost of sales consists primarily of the cost to manufacture our products. Cost of sales increased to $1,867,549 in the fiscal year ended September 30, 2002 from $956,553 in the fiscal year ended September 30, 2001. This increase was the result of Visual Got Mail Solution shipments. The cost of the Visual Got Mail Solution shipments was significantly reduced by the use of $560,000 in inventory that had been written-down in prior periods. The Visual Got Mail Solution utilizes our traditional Call Manager caller id design with a few firmware changes. Call Manager sales declined in the last two prior fiscal years to the point that we recorded write-downs of inventory of $330,000 in fiscal 2000 and $400,000 in fiscal 2001. At that time, we had no expectation of using the inventory. The use of Call Managers in our Visual Got Mail Solution allowed us to consume $560,000 of the inventory that had been written-down, favorably impacting cost of sales.

     The gross margin increased to 46% in fiscal 2002 from 27% in fiscal 2001. This improvement primarily occurred because of the favorable impact of using $560,000 of inventory that had been written-down in prior periods. The gross margin would have been 30% in fiscal 2002 without the favorable use of written-down inventory.

     The inventory write-downs in fiscal 2001 were related to raw materials and work-in-process for our Call Manager product line. We experienced a lower demand for our caller-id units in customer promotional programs during the first fiscal quarter. Based on this continuing trend, we revised our fiscal 2001 sales forecast for the caller-id product line on December 31, 2000 and again on March 31, 2001, which led to determinations that there was excess inventory on each of those dates resulting in the $200,000 accrual for losses on firm purchase commitments on December 31, 2000 and another accrual for losses of $200,000 on March 31, 2001.

    Research and Development

     Research and development expense consists principally of personnel costs, contract design services and supply expenses. Research and development expense decreased to $1,074,817 for the fiscal year ended September 30, 2002 from $1,075,482 for the fiscal year ended September 30, 2001. Although the decrease was minimal, we reduced our engineering staff in California that supported the development of hardware technology offset by increasing our development staff at our Ohio site to support the further development of our NotifyLink software product line. The change in technology emphasis eliminated development and testing costs associated with hardware design and allowed us to expand in a geographical area that is economically advantageous. We expect to continue our investment in research and development, albeit at a reduced level for fiscal 2003, in order that we may complete the products under development and enhance our current products.

    Sales and Marketing

     Sales and marketing expense consists primarily of personnel, consulting and travel costs and sales commissions related to our sales and marketing efforts. Sales and marketing expenses decreased to $644,514 for the fiscal year ended September 30, 2002 from $837,845 for the fiscal year ended September 30, 2001. This decrease was attributable primarily to the decrease in personnel, travel and a change in our commission structure. We also experienced a change in our customer profile requiring less travel and fewer products eligible for commissions. The sales support of our Visual Got Mail Solution requires little travel and the NotifyLink product line sales process does not require an on-site sales presence.

     We believe that sales and marketing expenses may increase significantly in future quarters as we define the need for additional sales and customer support personnel and attempt to expand our existing and create new distribution channels.

     General and Administrative

     General and administrative expense consists of general management and finance personnel, occupancy costs, professional fees and other general corporate expenses. General and administrative expenses decreased to $1,673,506 for fiscal 2002 from $1,912,394 for fiscal 2001. This decrease is primarily due to lower legal and accounting expense as fiscal 2001 contained higher expenses related to the successful appeal against a Nasdaq ruling to delist us from the Nasdaq SmallCap Market and other regulatory matters.

     Income Taxes

     There was no provision for federal or state income taxes in fiscal 2001 or 2002 as we incurred net operating losses. We expect to incur a net operating loss in future quarters and years. As of September 30, 2002, we had federal and state net operating loss carryforwards of approximately $15,000,000 and $7,000,000, respectively. The net loss carryforwards and certain research and development tax credit carryforwards will expire in tax years 2005 through 2022, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended (the “Code”), and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits carryforwards before full utilization. For financial reporting purposes, deferred tax assets primarily related to the net operating carryforwards recognized under Financial Accounting Standard No. 109, “Accounting for Income Taxes,” has been fully offset by a valuation allowance.

     Release of Escrow Securities

     In the event any Escrow Securities owned by security holders of the Registrant who are officers, directors, consultants or employees of the Registrant are released from escrow, compensation expense will be recorded for financial reporting purposes. Therefore, in the event we attain any of the earnings required for the release of the Escrow Securities, the release would be treated, for financial reporting purposes, as compensation expense to the Registrant. Accordingly, we will, in the event of the release of the Escrow Securities, recognize during the period that the earnings or stock price thresholds are met, a substantial non-cash charge to earnings that would increase our loss or reduce or eliminate earnings, if any, at such time. The amount of this charge will be equal to the aggregate market price of such Escrow Securities at the time of release from escrow. Although the amount of compensation expense recognized by us will not affect our total shareholders’ equity or cash flow, it may cause a reduction in the market price of our securities.

Liquidity and Capital Resources

     During fiscal 2002, we financed our operations through a combination of gross margin from sales of product and services and existing cash balances. Our ability to fund our recurring losses from operations depends upon the continuation of the current Visual Got Mail Solution program, our success in the wireless e-mail notification and wireless e-mail notification market solutions, and/or raising other sources of financing. We had a backlog of 174,000 Visual Got Mail Solution units as of September 30, 2002 for our Visual Got Mail Solution which we expect to fulfill in fiscal 2003. We do not believe that our existing cash balances are sufficient to fund our operations through September 30, 2003 and will have to secure additional financing or restructure our business in order to reduce costs. In October 2002, we entered into a credit facility arrangement of $750,000 that will allow us to continue to purchase our Visual Got Mail Solution inventory, but is not intended to fund operations through September, 30 2003. In the three month period ending December 31, 2002, we borrowed $651,000 on this credit facility and used these funds in addition to our own funds to purchase products from our overseas manufacturer. Of this amount borrowed, $488,000 was outstanding on December 31, 2002.

     At September 30, 2002, we had cash and cash equivalents and restricted cash of $1,377,956. Of this amount, $851,300 is recorded as restricted cash, which is securing outstanding letters of credit to our suppliers issued in connection with commitments to purchase additional inventory of $1,820,000.

     Over the last three years, we have financed our operations primarily through sales of equity and debt securities and bank lines of credit. In the fiscal years ended September 30, 2002 and 2001, the net cash used in operating activities equaled $2,101,860 and $2,932,427, respectively. The net cash used in operations in fiscal 2002, consisted primarily of the net loss of $1,741,752 and a decrease in net operating assets of $467,670 offset by depreciation of $107,562. The major causes of the decrease in net operating assets was an increase in accounts receivable of $470,196 due to higher sales in the fourth quarter of fiscal 2002 compared to the fourth quarter of fiscal 2001, an increase of $287,515 in inventory due to the purchase of inventory for the Visual Got Mail Solution program, offset by an increase in accounts payable of $262,936 and an increase in deferred revenue of 104,708 in accordance with our revenue recognition policy. We anticipate that we will have a negative cash flow from operating activities in future quarters and years.

     Net cash used in investing activities changed from an inflow of $472,587 in fiscal 2001 to an outflow of $677,778 in fiscal 2002 due to an increase in restricted cash and increased expenditures for property and equipment from $9,755 in fiscal 2001 to $109,334 in fiscal 2002 to purchase equipment to install and expand computer server systems to support the Visual Got Mail Solution.

Critical Accounting Policies and Estimates

     Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We evaluate estimates, including those related to bad debts, inventories and income taxes, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies, among others, involve the more significant judgments and estimates used in the preparation of our financial statements:

     We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). Under SAB 101, revenue is recognized when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collectibility is reasonably assured. The Company recognizes revenues at time of shipment of its products and sales are recorded net of discounts and returns.

     We maintain allowances for doubtful accounts for estimated bad debts. If the financial condition of our customers were to deteriorate, resulting in an impairment of their inability to make payments, additional allowances might be required.

     Inventories are recorded at the lower of cost or market on a first-in, first-out basis. Write-downs of inventories to market value are based upon obsolescence, as well as assumptions about future demand and market conditions. If assumptions about future demand/or actual market conditions are less favorable than those projected by management, additional write-downs of inventories could be required. The use of Call Managers in our Visual Got Mail Solution allowed us to consume $560,000 of the inventory that had been written-down in prior periods, favorably impacting cost of sales.

     The carrying value of our deferred tax assets is dependent upon our ability to generate sufficient future taxable income in certain tax jurisdictions. Should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Currently, our deferred tax assets are fully reserved.

BUSINESS

     We were incorporated in the State of California in August 1994. We are an innovative communications application service provider of wireline and wireless messaging services and a supplier of innovative call and message notification products and services. We currently sell our products through OEM relationships with major telephone companies, telephone equipment distributors, Internet service providers and 2way wireless carriers.

     Our business is primarily focused in two different markets; the wireline CPE (Customer Premise Equipment, i.e. Caller ID devices) market and the 2way wireless market. Substantially all of our revenue in fiscal 2002 was derived from wireline based products that provides voicemail notification to a long distance telephone company. Our second focus is directed at the 2way wireless market providing products spanning from consumer to enterprise environments. Our vision is to provide mobile wireless email and personal information management (PIM) notification, access, and management across a variety of 2way devices and 2way networks. Our 2way wireless family of products is called NotifyLink. Our wireline or legacy products are the Visual Got Mail Solution for voice mail notification, and the Centrex Receptionist that is a small company auto attendant. Our Visual Got Mail Solution product incorporates caller-id, call waiting caller-id, and telephone company voice mail notification into one CPE device with an associated monthly service for voicemail notification. Our Centrex Receptionist product gives Centrex business customers a cost-effective means of ensuring that incoming calls are properly routed even when a human attendant is not available.

Products

     Visual Got Mail Solution

     Our Visual Got Mail Solution is designed to provide Voice Mail notification services to the customers of a long distance telephone company providing local services in nine states. The Visual Got Mail Solution, designed for telephone company deployment as a service offering, includes a scalable carrier class server infrastructure that we host and a Call Manager telephone adjunct that we manufacture and sell. The Visual Got Mail Solution integrates our caller-id technology with a unique method of voice mail notification into a single device that can fit in the palm of your hand. In fiscal 2002, we deployed the Visual Got Mail Solution with one telephone company.

     NotifyLink

     We launched the hosted version of our NotifyLink product line, the NotifyLink Internet Edition, in December 2000. The NotifyLink Internet Edition product provides the mobile “dial-up” e-mail user with access to and management of the user’s e-mail account. Although actively deployed for almost two years, the service has not attracted the volume of users originally hoped for. In July 2001, we launched two NotifyLink Desktop Edition products targeted for the “always on” user who has a continuous connection to the Internet. These desktop products are called NotifyLink Desktop Professional Edition and Desktop Standard Edition and have also had limited sales success. The product line has been expanded to operate on a number of 2way wireless devices and operating systems that include Motorola’s ReFlex2á devices, Palmä operating system based devices and Research in Motion (RIMä) devices.

     The NotifyLink Internet service now provides support for many 2way devices from manufacturers such as Research In Motion, Palm, Handspring, Kyocera, and others. The wireless e-mail service works with most e-mail providers including AOL, HotMail, MSN, Yahoo, and all POP3 mail systems. Users are able to use the NotifyLink Internet service with their existing e-mail accounts. Users register for the service via a web based interface typically linked to a specific carrier. To set up the NotifyLink Internet service, the user specifies each e-mail account it wants to monitor and sets any appropriate filters. The user can tailor the notification by defining a “header” which contains information about the e-mail, such as account, sender, subject, date and time, attachment names, attachment sizes, partial body text, and remaining character count. Once registered, the NotifyLink Internet service checks all specified e-mail accounts periodically. Users have the capability to perform “on-demand checking” of any of their specified accounts at any time. Once the service determines that a user has new e-mail, a notification is sent to the user in the format of a defined “header.” The user has the option to see “more” of the e-mail body or “reply”, “forward”, or “delete” the e-mail and its corresponding attachments from the T900.

     The NotifyLink Desktop product provides support for many 2way devices from manufacturers such as Research In Motion, Palm, Handspring, Kyocera, and others. A user can easily install our NotifyLink Desktop software on a desktop computer that is connected to the Internet by a Cable, DSL, or LAN/WAN service. The software is easy to use and quickly configured. The user can configure the software by specifying the e-mail accounts that the user wants to access with the user’s wireless device, setting any filters to screen notification, and designating the type of wireless device and its associated address. In addition, the user can tailor the information contained in the wireless e-mail notification “header” that is sent to the user’s wireless device. The “header” information can include options such as account, sender, subject, date and time, attachment names, attachment sizes, partial body text, and remaining character count.

     Once configured, the NotifyLink Standard or Plus Edition software will forward the filtered e-mail in the format of the “header” that was chosen by the user. Once the “header” is received on a supported 2way wireless device, the user will have the option to see “more” of the e-mail body or “reply”, “forward”, or “delete” the e-mail and its corresponding attachments. Any action taken on the new e-mail message by the user will cause the “InBox”, “Sent Items”, or “Deleted Items” folders on the user’s desktop to be updated to reflect the action. Any e-mail message sent from the supported device by a user will display the originating user’s name and a memo notation that the message was forwarded from the user’s desktop e-mail address.

     The NotifyLink Enterprise product provides support for many 2way devices from manufactures such as Research In Motion, Palm, Handspring, Kyocera, and others. A customer can easily install our NotifyLink Enterprise software on a server that is running either Microsoft Windows 2000 or NT. The enterprise software is easy to use and quickly configured. The NotifyLink Enterprise solution provides similar functionality to a user as the Desktop product. The NotifyLink Enterprise solution provides a centralized management solution for large organizations with many mobile users. Our wireless NotifyLink products have not sold as anticipated and did not account for significant revenue during the fiscal year ended September 30, 2002.

     Call Manager

     Our caller-id products incorporate our MessageAlert visual message waiting indication technology and provide support for combinations of telephone company services such as voice mail, caller-id, call waiting caller-id and deluxe call waiting. Caller-id products are categorized as either “Type I” (calling name and calling number only); “Type II” (Type I features plus call waiting caller-id) or “Type II.5” (Type II plus deluxe call waiting). Type II and Type II.5 products support the more sophisticated services offered by telephone service providers than the “Type I” products more commonly on the market. Our Call Manager line of products include all three types and are designed to support bundling of services offered by the telephone service provider giving more functionality to the end user and more revenue opportunity for the telephone service provider.

     We are no longer selling a generic caller-id product and are only selling solutions based on our Visual Got Mail technology that utilize our caller id technology as part of the overall solution.

     Centrex Receptionist

     Small businesses that use Centrex services generally must maintain a human attendant to answer incoming calls, or the calls will go unanswered or be transferred into the business’ general voice mail mailbox. The Centrex Receptionist is a stand-alone unit that provides the Centrex customer with automatic call answer and transfer capability 24 hours a day, 7 days a week. The Centrex Receptionist provides thirty minutes of recorded announcement time, special after hours or holiday announcements, and nine main menu items. Each main menu item supports nine selections that can be either a transfer to a telephone number or an announcement. The Centrex Receptionist also provides extension dialing, name directory services and call statistics. The unit has a battery back up that will hold the stored settings in a power-out situation for up to three days. The Centrex Receptionist is remotely configured by our Customer Service but locally programmable by the user for voice greetings and voice announcements using a touch tone telephone. It has password protection for all administrative programming. The current Centex Receptionist model supports two or four incoming Centrex lines.

Sales, Marketing and Distribution

     We are expanding our customer base through several channels. One channel is using 2way wireless carriers to market either by referral or actual resale of our NotifyLink product line of services and software. Currently, these carriers include WebLink Wireless, SkyTel, MetroCall, Arch Wireless and PageNet Canada. Another channel is based on referrals from 2way device manufactures such as Palm, Inc., Handspringä, and Kyocera Wireless. A third channel solution is based on referrals from Novell’s Cool Solutionsä Web site. This solution is centered on our ability to support Novell’s wireless email system called GroupWiseä. We have a small direct sales force that sells to referrals that come directly to Notify from our various partners. To date, we have received only limited revenue from our NotifyLink referral and reseller channel partners, and we will receive revenue from these channel partners only to the extent that they successfully resell or refer our products and services to interested customers.

     Our Visual Got Mail Solution provides revenue from both sales of adjunct equipment and providing ongoing Voice Mail notification services to the users of our long distance telephone customer. Service revenue is based on the monthly active installed base of Voice Mail users and varies as the installed base changes. In fiscal 2002, the installed base has grown from zero to 114,000 as of September 30, 2002. Our technology is proprietary and only our adjunct products will interface with our server center. We expect to continue to provide adjunct devices and Visual Got Mail Solution service based on a customer backlog of 174,000 devices as of September 30, 2002. Our Visual Got Mail Solution sales were made to one long distance telephone customer in fiscal 2002.

     The traditional sales activities for our Call Manager products and Centrex Receptionist products have been focused on direct sales to large telephone companies. Our hardware products are privately labeled. We manufacture products based on purchase orders received from our long distance telephone customer. The Visual Got Mail Solution and Centrex Receptionist product lines accounted for 83% and 6% of total revenues in fiscal 2002, respectively. The Visual Got Mail Solution was not sold in fiscal 2001 but the Centrex Receptionist accounted for 20% of revenues in fiscal 2001. Significant portions of our revenue have been concentrated in a small number of customers. For example, one customer accounted for 83% of sales for the year ended September 30, 2002. Three other customers accounted for 36%, 26% and 12% of sales for the fiscal year ended September 30, 2001.

     We are marketing the Centrex Receptionist to the same group of large telephone companies we targeted our traditional Call Manager products. We believe that we have established ourselves as a qualified supplier or joint marketing partner with respect to the Centrex Receptionist.

Technical and Marketing Support

     We have developed product collateral and marketing programs for the NotifyLink products. This marketing program includes augmentation of collateral material, advertising and trade shows, supplemented with public relations campaigns.

     We provide back-up technical support to large telephone companies and resellers of all of our products. Our support organization for the Centrex Receptionist provides both sales and technical support. The Centrex Receptionist requires ongoing remote modem support on a billable service arrangement by our customer service group whenever the user wants to add lines, make directory changes and perform system back ups.

Research and Development

     We incurred $1,074,817 and $1,075,482 in research and development expenses in fiscal 2002 and 2001, respectively. Expenses remained flat despite changing of our development strategy from hardware development to software development and moving our research and development activities from California to Ohio. We believe that our future success, if any, depends significantly on our ability to continue to enhance our existing products and to develop new products and, therefore, we intend to continue to incur research and development costs. We expect that our research and development efforts will be focused in three areas: expanding our wireline offerings to our long distance telephone customer, continued development of our 2way wireless service and related software and the incorporation of our technology into complimentary products.

Manufacturing

     We use offshore turnkey manufacturing to produce our Call Manager that is a component in our Visual Got Mail Solution. To the extent possible, we use standard parts and components for our products although some components are custom designed and/or are available only from a single source or limited sources.

Governmental Regulation and Industry Standards

     Our products must comply with a variety of regulations and standards including regulations and standards set by the Federal Communications Commission, Underwriters Laboratories, National Registered Testing Laboratories, and Bell Communications Research. If we enter international markets, we will be required to comply with whatever governmental regulations and industry standards exist in those markets. In addition, the U.S. telecommunications market is evolving rapidly in part due to recently enacted laws revamping the telecommunications regulatory structure. Additional legislative or regulatory changes are possible. A failure by us to comply with existing regulations and standards or to adapt to new regulations and standards could have a material adverse effect on our business and operating results.

Competition

     We believe that we do not currently have any direct competition for our NotifyLink Internet Edition. However, the NotifyLink Desktop and Enterprise products indirectly compete with products from Research In Motion and Infowave Software, Inc, Wireless Knowledge, Extended Systems, Synchrologic, Visto, and Good Technology.

     We believe that we do not currently have any direct competition for our Visual Got Mail Solution. Indirect competition exists in alternate solutions to voice mail notification that does not involve an adjunct or CPE but does involve contracting with local telephone companies to provide voice mail notification. We believe our Visual Got Mail Solution competes favorably with respect to any of these other forms of voice mail notification when utilized by long distance telephone companies.

     We believe that we have no direct competitors in the market for Centrex auto-attendant products. Indirect competition from Central Office based services, PBX hardware installed on the end user’s site and various PC based software systems. These alternate solutions do not always use Centrex lines and therefore do not stimulate Centrex service sales for the telephone company.

     We expect that to the extent that the market for any of our products develops, competition will intensify and new competitors will enter the market. There can be no assurance that we will be able to compete successfully against existing and new competitors as the market for our products evolves and the level of competition increases. A failure to compete successfully against existing and new competitors would have a materially adverse effect upon our business and results of operations.

Proprietary Rights

     We regard various features and design aspects of our products as proprietary and we rely primarily on a combination of patent and trademark laws and employee and third-party nondisclosure agreements to protect our proprietary rights. We have been issued a patent covering the design of our MessageAlert products, and a patent covering the MultiSense technology used in our MessageAlert product. We have also applied for patents on our Visual Got Mail technology. We intend to continue to apply for patents, as appropriate, for our future technologies and products. There are few barriers to entry into the market for our products, and there can be no assurance that any patents we apply for will be granted or that the scope of our patents or any patents granted in the future will be broad enough to protect us against the use of similar technologies by our competitors. There can be no assurance, therefore, that any of our competitors, some of whom have far greater resources than we do, will not independently develop technologies that are substantially equivalent or superior to our technology.

     On May 17, 2001, Research In Motion Limited, the maker of the “Blackberry” hand-held computer, announced that it had been issued a patent on its Blackberry single mailbox integration. Generally, the patent relates to Research In Motion’s proprietary system and method of redirecting information between a host computer system, and a mobile communications device while maintaining a common electronic address between the host system and the mobile device. Research In Motion also announced that it had filed a complaint against Glenayre Technologies, Inc. for, among other items, patent and trademark infringement. Our intellectual property counsel has reviewed the patent and issued an opinion to us opining that version 4.0 of our Desktop software does not infringe on Research In Motion’s patent. Nevertheless, no assurances can be given that Research In Motion will not bring an action against us for a patent infringement or similar claim, or if any such claim is brought, the eventual results thereof.

     We may be involved from time to time in litigation to determine the enforceability, scope and validity of any of our proprietary rights or of third parties asserting infringement claims against us. These claims could result in substantial cost to us and could divert our management and technical personnel away from their normal responsibilities.

     We have entered into a non-exclusive license agreement with Active Voice Corporation (“Active Voice”) pursuant to which we have paid an up-front fee on our sales of products that contain stutter dial tone detection.

     We have also entered into a royalty agreement with Uniden America Corporation allowing Uniden to incorporate our VMWI technology into Uniden’s Products for a per unit fee. Royalty revenue from this agreement was $131,686 and $158,909 in fiscal 2002 and 2001, respectively.

Employees

     As of September 30, 2002, we employed twenty-four persons of whom eleven were engaged in research and development, three in operations, six in sales, marketing, and customer support, and four in general administration and finance. Twenty-two of these employees are employed on a full-time basis. None of our employees are currently represented by a labor union. We consider our relations with our employees to be good.

     Our success, if any, will be dependent on our ability to attract and retain highly skilled technical personnel as well as marketing and sales personnel. If we were unable to hire the necessary personnel, the development of new products and enhancements to current products would likely be delayed or prevented. Competition for highly skilled technical, managerial, sales, and marketing personnel is intense. There can be no assurance that we will be successful in retaining our key personnel and in attracting and retaining the personnel we require for expansion.

Facilities

     Our principal executive offices are located at 1054 South DeAnza Boulevard, Suite 105, San Jose, California 95129. These facilities consist of approximately 3,900 square feet of office space pursuant to a lease that expires March 31, 2003. We have a second location at 6570 Seville Drive, Canfield, Ohio 44406 that houses an engineering group and customer support for the Eastern United States. The Ohio facility consists of approximately 5,000 square feet of office space leased on a lease that expires in October 2006.

How To Get Information About Notify Technology Corporation

     We are subject to the informational requirements of the Exchange Act and therefore file reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is http://www.sec.gov.

MANAGEMENT

Executive Officers and Directors

     Our directors, executive officers and key employees and their ages as of September 30, 2002 are as follows:

Name	Age	Position

Directors and Executive Officers:
Paul F. DePond	49	Chief Executive Officer, President and Chairman
Gaylan I. Larson	62	Vice President, Operations
Gerald W. Rice	54	Chief Financial Officer and Secretary
Rhonda Chicone Shick	38	Vice President of Product Development
Michael K. Ballard(1)(2)	47	Director
Harold S. Blue	41	Director
David A. Brewer(1)(2)	50	Director
Andrew H. Plevin(1)(2)	39	Director
Bertram Polan	51	Director

(1)	Member of the audit committee of the board of directors.

(2)	Member of the compensation committee of the board of directors.

Biographical information for directors and executive officers:

     Paul F. DePond, our founder, has served as our President, Chief Executive Officer and Chairman of our board of directors since our inception in August 1994. From September 1992 through May 1994, Mr. DePond served as Vice President of Corporate Marketing at Telebit Corporation, a supplier of high speed modems and dialup remote access products. From January 1991 through September 1992, Mr. DePond served as Vice President of Marketing at Alantec Corporation, a manufacturer of networking products.

     Gaylan I. Larson has served as our Vice President of Operations since August 1994.

     Gerald W. Rice has served as our Chief Financial Officer and Secretary since August 1994.

     Rhonda Chicone Shick has served as our Vice President of Product Development since July 2001. From October 2000 to July 2001, Ms. Shick served as our Director of Engineering and from October 1999 to October 2000, she served as our Engineering Manager. From January 1999 to October 1999, Ms. Schick served as one of our senior software engineers. From September 1996 to January 1999, she served as President of Tech-Xpress Enterprises, Inc.

     Michael K. Ballard has served as one of our directors since January 1995. Since September 1996, Mr. Ballard has been the President of Savannah Chanelle Vineyards, Inc. and since 1998, Mr. Ballard has been a partner of Aragon Ventures LLC, a private equity investment firm. From September 1999 to November 2000, he served as President and Chief Executive Officer of e-lingo Corporation, an Internet translation infrastructure company, and from June 1996 to October 1997, he served as a Division Director for Cisco Systems, Inc.

     Harold S. Blue has served as a director of the Company since July 2001. Since January 2002, Mr. Blue has served as partner and President of Commonwealth Associates Group Holding, LLC, an investment and merchant bank. From February 1993 to December 2000, Mr. Blue served as Chairman and CEO of ProxyMed, Inc., a healthcare information systems company. From 1979-1984 he was the founder and CEO of Budget Drugs, a pharmacy chain in South Florida. From 1984 to 1988 Mr. Blue was the founder and President of Best Generics, a generic pharmaceutical distributor, which was sold to IVAX Corporation in 1988 at which time Mr. Blue joined IVAX as a director. From 1990 to 1993, Mr. Blue was founder and CEO of Health Services, Inc., a physician practice management company, which was sold to InPhyNet Medical Management, Inc. In addition to being a director of the Company, Mr. Blue serves on the Board of Directors of EB2B Commerce, Inc., and Commonwealth Associates Group Holding, LLC, which is an affiliate of Commonwealth Associates, L.P. Mr. Blue was nominated for election to, and serves on the Board of Directors pursuant to provisions of that certain placement agency agreement between the Company and Commonwealth Associates, L.P. dated as of April 25, 2001 and amended as of July 11, 2001. The provision provides that Commonwealth Associates, L.P. shall have the right to designate two directors of the Company’s Board of Directors until less than 100,000 shares of the Company’s Series A Preferred Stock sold in the Company’s July 2001 private placement are outstanding.

     David A. Brewer has served as one of our directors since February 2000. Since January 1999, Mr. Brewer has served as general manager for Aragon Ventures LLC, a private equity investment firm. Mr. Brewer has been Chairman of the End Poverty Foundation, a charity organization, since January 2001. From November 1999 to present, Mr. Brewer has served as Chief Executive Officer of Explore Holdings LLC, a private equity investment firm, and from July 1995 to present he has served as a managing member of Inktomi LLC, an internet research company. From September 1996 to December 1998, Mr. Brewer served as President, Chief Executive Officer and director of Explore Technologies, Inc., an educational toy manufacturer. From February 1996 to May 1996, Mr. Brewer served as President, Chief Executive Officer, Chief Financial Officer and director of Inktomi Corporation, an internet software developer. Mr. Brewer was nominated for election to our board of directors pursuant to a requirement contained in that certain securities purchase agreement between us and Mr. Brewer dated March 4, 1999.

     Andrew H. Plevin has served as one of our directors since February 1998. Since September 2000, he has served as managing partner of Carnegie Hill Venture Partners, a private equity investment firm. From November 1997 to August 2000, Mr. Plevin served as President, Chief Executive Officer and Chief Financial Officer of Core Software Technology, Inc.

     Bertram Polan has served as one our directors since December 2002. Mr. Polan is President of Gemini-Bioproducts of Woodland, California, which he founded in 1985. Gemini is a provider of various biological products to the medical research and biotech communities.

     All directors are elected annually and serve until the next annual meeting of shareholders or until the election and qualification of their successors. All executive officers serve at the discretion of our board of directors. There are no family relationships between any of our directors or executive officers.

     Our success, if any, will be dependent to a significant extent upon certain key management employees, including Messrs. DePond and Larson. We have entered into employment agreements with them and with Messrs. Larson, and Rice. See “Employment Contracts.”

Director Compensation

     The Company’s directors do not currently receive any cash compensation for service on the Company’s Board of Directors or any committee thereof. Directors are eligible for option grants under the Company’s 1997 Stock Plan. During the fiscal year ended September 30, 2002, no directors received option grants.

Executive Compensation

     The following table sets forth information for the three most recently completed fiscal years concerning the compensation of (i) the Chief Executive Officer and (ii) all other executive officers who earned over $100,000 in salary and bonus in the fiscal year ended September 30, 2002 (together the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)(1)

Paul F. DePond	2002	$208,284	$22,500	—	—		—	$12,001
Chief Executive Officer	2001	184,424	—	—	—	650,000	—	8,993
	2000	167,978	—	—	—	50,000	—	9,570
Gaylan I. Larson(2)	2002	90,837	10,000	—	—		—	11,251
Vice President, Operations	2001	102,633	—	—	—	200,000	—	12,787
	2000	136,154	—	—	—	50,000	—	7,852
Gerald W. Rice	2002	150,653	—	—	—		—	9,840
Chief Financial Officer	2001	134,573	—	—	—	160,000	—	11,237
	2000	122,634	—	—	—	50,000	—	10,085

(1)	Represents payments of health insurance premiums on behalf of the Named Executive Officers.

(2)	Mr. Larson works on a part-time basis.

     The following tables set forth certain information for the Named Executive Officers with respect to grants and exercises in fiscal 2002 of options to purchase our common stock:

Option Grants in Last Fiscal Year

Individual Grants

Number of
	Securities	% of Total Options
	Underlying Options	Granted to	Exercise or Base
	Granted	Employees in Fiscal	Price
Name	(#)	Year	($/Sh)	Expiration Date

Paul F. DePond	—	—	—	—
Gaylan I. Larson	—	—	—	—
Gerald W. Rice	—	—	—	—

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal Year End		In-the-Money Options at
			(#)		Fiscal Year End (1)($)
	Shares Acquired on
Name	Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul F. DePond	—	—	393,389	306,611	—	—
Gaylan I. Larson	—	—	176,723	73,277	—	—
Gerald W. Rice	—	—	143,123	66,877	—	—

Director Compensation

     The Company’s directors do not currently receive any cash compensation for service on the Company’s Board of Directors or any committee thereof. Directors are eligible for option grants under the Company’s 1997 Stock Plan. During the fiscal year ended September 30, 2002, no directors received option grants.

1997 Stock Plan

     The 1997 plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights. The 1997 plan was initially approved by the board of directors and the shareholders in January 1997. Unless terminated sooner, the 1997 plan will terminate automatically in January 2007. Under the 1997 plan, we may grant options to purchase up to 3,150,000 shares of our common stock. As of September 30, 2002, we had granted options to purchase an aggregate of 2,152,055 shares of our common stock, 20,338 had been exercised and 977,607 shares of our common stock remained reserved for future grants.

     The 1997 plan may be administered by the board of directors or a committee of the board, which committee shall, in the case of options intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, consist of two or more outside directors within the meaning of Section 162(m) of the Internal Revenue Code. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 1997 plan is determined by the committee, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of the incentive stock option must not exceed five years. The term of all other options granted under the 1997 plan may not exceed ten years.

     The 1997 plan provides that in the event of our merger with or into another corporation, a sale of substantially all of our assets or a like transaction involving us, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the committee shall provide for each optionee to have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the administrator makes an option or stock purchase right exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option or stock purchase right shall be fully exercisable for a period of fifteen (15) days from the date of the notice, and the option or stock purchase right will terminate upon the expiration of such period.

Employment Agreements and Change-in-Control Arrangements

     In December 1996, we entered into an employment agreement with Paul F. DePond. The agreement, as amended from time to time, provided for an initial base annual salary of $130,000, which subsequently increased to $150,000 thirteen months following our initial public offering, and increased to $175,000 in February 2000 and to $200,000 in October 2001. Mr. DePond is eligible for a $50,000 bonus contingent upon our attainment of certain performance milestones.

     In the event that the Company terminates Mr. DePond without cause within twelve (12) months following a change in control, Mr. DePond is entitled to receive severance compensation equal to a continuation of his salary for a period of twelve (12) months. In the event that the Company terminates Mr. DePond without cause apart from a change of control, Mr. DePond is entitled to receive severance compensation equal to a continuation of his salary for a period of three (3) months. Mr. DePond is not entitled to severance compensation in the event of a termination for cause or voluntary resignation. In the event of a termination due to disability, Mr. DePond is entitled to receive only those severance or disability benefits as are established under the Company’s then existing severance and benefits plans and policies.

     In December 1996, we entered into an employment agreement with Mr. Rice that provided for an initial base annual salary of $105,000. Mr. Rice’s base salary increased to $130,000 in February 2000 and to $150,000 October 2001. Under the agreement, Mr. Rice is eligible to receive annual bonuses based on an earnings target approved by our board of directors. In November 2002, we entered into an employment agreement with Mr. Larson that provides that Mr. Larson will be paid an initial base annual salary of $96,000 and that Mr. Larson will work a minimum of 24 hours per week.

     In the event that the Company terminates Messrs. Larson or Rice without cause within twelve (12) months following a change in control, Messrs. Larson and Rice will be entitled to receive severance compensation equal to a continuation of his salary for a period of six (6) months. In the event that the Company terminates Mr. Larson without cause apart from a change of control, Mr. Larson is entitled to receive severance compensation equal to a continuation of his salary for a period of three (3) months. In the event that the Company terminates Mr. Rice without cause apart from a change of control, Mr. Rice is entitled to receive severance compensation equal to a continuation of his salary for a period of six (6) months. Messrs. Larson and Rice are not entitled to severance compensation in the event of a termination for cause or voluntary resignation. In the event of a termination due to disability, the terminated officer is entitled to receive only those severance or disability benefits as are established under the Company’s then existing severance and benefits plans and policies.

     The foregoing agreements define a “change in control” as (i) the acquisition of more than 30% of our voting securities by any person or group; (ii) a change in a majority of our board of directors occurring within a two-year period; or (iii) the approval by our shareholders of a transaction which would result in a transfer of more than 50% of our voting power provided, however, that a public offering of our common stock does not constitute a change of control. The agreements define “cause” as an act of dishonesty in connection with employment; a conviction of a felony which will detrimentally affect our reputation or business; willful and gross misconduct injurious to us; and continued and willful failure to perform duties. The agreements define “disability” as the inability to perform duties under the agreement due to mental or physical illness determined to be total and permanent by a physician.

Indemnification of Directors and Officers and Related Matters

     We have adopted provisions in our Articles of Incorporation that eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorizes us to indemnify our directors and officers to the fullest extent permitted by law. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by California law. We have entered into indemnification agreements with our officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require us, among other things, to indemnify these officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, except for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     At present, there is no pending material litigation or proceeding involving any of our directors or officers where indemnification may be required or permitted. We are not aware of any threatened material litigation or proceeding which may result in a claim for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

March 1999 Private Placement

     In March 1999, we sold to David A. Brewer, a member of our board of directors, in a private placement 850,000 shares of common stock and warrants to purchase 1,344,444 shares of common stock for an aggregate consideration of $3,060,000. The warrants consisted of four warrants to purchase 155,800 shares of common stock at $3.60 per share and one warrant to purchase 721,244 shares of common stock at $3.60 per share. The four warrants to purchase 155,800 shares of common stock terminated at the earlier of (i) our achievement of certain milestones or (ii) September 3, 2000. The termination date for the warrant to purchase 721,244 shares of common stock is March 3, 2003. In connection with the sale of the common stock and warrants to Mr. Brewer, we agreed to issue additional warrants to Mr. Brewer if we sold shares of our common stock in a capital raising transaction at a price below $3.60 per share prior to the earlier of (1) March 3, 2002 or (2) our calling our outstanding Class A warrants. In addition, we agreed to register for resale the common stock sold in the private placement and the common stock underlying the warrants.

     Mr. Brewer exercised two of the four warrants on October 11, 1999 and received 311,600 shares of common stock underlying such warrants for an aggregate exercise price of $1,121,760. At the same time, we renegotiated the two remaining warrants to restate the milestone on one and extend both warrants until March 1, 2001 or 30 days after we meet certain product sales or revenue milestones. In February 2000, Mr. Brewer exercised one of these warrants and received 155,800 shares of common stock for an aggregate purchase price of $560,880. The other warrant to purchase 155,800 shares has expired.

     In October 2000 and in July 3001, Mr. Brewer agreed to waive his right to be issued additional warrants if we issued shares of our capital stock at a price below $3.60 per share with respect to the November 2000 and July 2001 private placements described below.

November 2000 Private Placement

     In November 2000, we sold in a private placement, 376,865 shares of common stock and warrants to purchase 188,424 shares of common stock for an aggregate purchase price of $1,225,000. Mr. Andrew H. Plevin, a member of our board of directors, purchased 76,916 shares of common stock and warrants to purchase 38,458 shares of common stock for an aggregate consideration of $250,000 in this private placement. The warrants consisted of two warrants to purchase 19,229 shares of common stock at $3.25 per share. We agreed to issue additional warrants and to decrease the exercise price of the warrants if we sold shares of our common stock in a capital raising transaction at a price below $3.25 per share prior to the earlier of (1) November 7, 2003 or (2) our calling our outstanding Class A warrants. In addition, we agreed to register for resale the common stock sold in the private placement and the common stock underlying the warrants.

     In July 2001, Mr. Plevin agreed to waive his right to be issued additional warrants if we issued shares of our capital stock at a price below $3.25 per share with respect to the July 2001 private placement described below. In July 2001, the per share exercise price of Mr. Plevin’s two warrants decreased to $1.00 per share as a result of the July private placement and Mr. Plevin exercised his two warrants and received 38,458 shares of common stock for an aggregate purchase price of $38,458.

July 2001 Private Placement

     On July 20, 2001, we completed a preferred stock and warrant financing. In the financing, we sold shares of our Series A Preferred Stock convertible into an aggregate of 5,010,000 shares of our common stock and warrants to purchase an aggregate of 1,753,500 shares of common stock at an exercise price of $1.00 per share. The proceeds from the financing, net of the placement agent’s commission, were approximately $4,509,000.

     We issued to ComVest Venture Partners, L.P. a warrant to purchase 118,151 shares of common stock on May 15, 2001 in connection with ComVest Venture Partners’ commitment to invest in the financing the difference between $5,000,000 and the aggregate amount of money invested by all other investors in the financing. In the financing, ComVest purchased approximately $1,400,000 of securities. In addition, we granted Commonwealth Associates, L.P., the placement agent for the financing, an option to purchase (i) shares of Series A Preferred Stock convertible into an aggregate of 926,850 shares of common stock and (ii) a warrant to purchase 324,397 shares of common stock.

     We agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of common stock underlying all securities issued in connection with the financing. Also, we agreed to appoint two designees of Commonwealth Associates, L.P. to our board of directors and to cause the authorized number of directors on our board of directors to be no greater than six prior to our next annual meeting of shareholders. Messrs. Harold S. Blue and Bertram Polan are Commonwealth Associates’ designees to our board of directors. We have covenanted to provide Commonwealth Associates, L.P. with (i) finder’s fees in connection with certain future financings, (ii) observation rights of members of our board of directors and (iii) membership rights to committees of the board of directors.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth certain information regarding beneficial ownership of our common stock and our Series A Preferred Stock as of November 30, 2002 by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of that class of our stock, (ii) each of our directors, (iii) each of the executive officers, and (iv) all directors and executive officers as a group.

     These tables are based on information provided to us or filed with the SEC by our directors, executive officers and principal shareholders. Unless otherwise indicated, the address for each shareholder listed in the following tables is c/o Notify Technology Corporation, 1054 S. De Anza Blvd., Suite 105, San Jose, California 95129.

COMMON STOCK

	Common Shares
	Beneficially Owned

Name and Address of Beneficial Owner	Number (1)	Percentage (1)

Michael S. Falk(2)	2,990,434	34.1%
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022
ComVest Management LLC(3)	2,357,801	29.0
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022
ComVest Venture Partners, LP(4)	2,357,801	29.0
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022
David A. Brewer(5)	1,957,545	29.8
Robert Priddy(6)	1,350,000	18.9
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022
RMC Capital, LLC(7)	1,350,000	18.9
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022
Paul F. DePond(8)	893,439	14.2
Commonwealth Associates Management Company, Inc.(9)	483,421	7.7
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022
Commonwealth Associates, L.P.(10)	483,421	7.7
830 Third Avenue
New York, NY 10022
Gaylan I. Larson(11)	399,408	6.7
Andrew Plevin(12)	164,986	2.8
Gerald W. Rice(13)	230,695	3.9
Michael Ballard(14)	124,781	2.1
Harold S. Blue(15)	49,915	*
Bertram Polan	—	*
All directors and executive officers as a group (9 persons)	3,920,769	51.1

*	less than 1%

(1)	Applicable percentage of ownership is based on 5,783,678 shares of our common stock outstanding as of November 30, 2002 together with applicable options, warrants or convertible Series A Preferred Stock for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock (i) issuable upon exercise of options or warrants that are currently exercisable or are exercisable within 60 days after November 30, 2002 or (ii) issuable upon conversion of Series A Preferred Stock that is currently convertible or is convertible within 60 days after November 30, 2002 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or Series A Preferred Stock, but are not deemed outstanding for computing the percentage of any other shareholder.

(2)	Consists of (i) 2,357,801 shares issuable to ComVest Venture Partners, LP, (ii) 483,421 shares issuable to Commonwealth Associates, L.P. and (iii) 149,214 shares issuable to Mr. Falk upon the conversion and exercise of the Series A Preferred Stock and warrants that are issuable upon the exercise of an option to purchase 1.105267 units, in which each unit consists of 10,000 shares of Series A Preferred Stock and a warrant to purchase 35,000 shares of common stock (a “Preferred Unit”). Mr. Falk is a manager of ComVest Management LLC, which is the general partner of ComVest Venture Partners, LP, and a director of Commonwealth Associates Management Company, Inc., which is the general partner of Commonwealth Associates, L.P. Mr. Falk shares voting and dispositive power over the shares held by ComVest Venture Partners, LP and Commonwealth Associates, L.P.

(3)	Consists of 2,357,801 shares issuable to ComVest Venture Partners, LP. ComVest Management LLC is the general partner of ComVest Venture Partners, LP and shares voting and dispositive power over the shares held by ComVest Venture Partners, LP.

(4)	Consists of (i) 608,151 shares issuable upon exercise of warrants, (ii) 1,400,000 shares issuable upon conversion of 140,000 shares of Series A Preferred Stock and (iii) 349,650 shares issuable upon the conversion and exercise of the Series A Preferred Stock and warrants that are issuable upon exercise of an option to purchase 2.59 Preferred Units.

(5)	Includes (i) 733,244 shares issuable upon exercise of warrants, (ii) 40,000 shares issuable upon exercise of options, (iii) 7,201 shares of common stock owned by New Madrone Fund, Inc., of which Mr. Brewer is a shareholder and (iv) 3,500 shares of common stock issuable upon exercise of warrants owned by JEB Associates, of which Mr. Brewer is a shareholder.

(6)	Includes 1,350,000 shares issuable to RMC Capital, LLC. Mr. Priddy is a manager of RMC Capital, LLC and shares voting and dispositive power over these shares.

(7)	Includes 1,000,000 shares issuable upon conversion of 100,000 shares of Series A Preferred Stock and 350,000 shares issuable upon exercise of warrants.

(8)	Includes 25,000 shares issuable upon exercise of warrants and 462,500 shares issuable upon exercise of options.

(9)	Consists of 483,421 shares issuable to Commonwealth Associates, L.P. Commonwealth Associates Management Company, Inc. is the general partner of Commonwealth Associates, L.P. and shares voting and dispositive power over the shares held by Commonwealth Associates, L.P.

(10)	Includes 483,421 shares issuable upon the conversion and exercise of the Series A Preferred Stock and warrants that are issuable upon the exercise of an option to purchase 3.580907 Preferred Units.

(11)	Includes 201,389 shares issuable upon exercise of options.

(12)	Includes 4,250 shares issuable upon exercise of warrants and 50,000 shares issuable upon exercise of options.

(13)	Includes 161,389 shares issuable upon exercise of options.

(14)	Includes 60,000 shares issuable upon exercise of options.

(15)	Includes 43,248 shares issuable upon the conversion and exercise of the Series A Preferred Stock and warrants that are issuable upon the exercise of an option to purchase 0.320367 Preferred Units. Also includes 6,667 shares issuable upon exercise of options.

SERIES A PREFERRED STOCK

	Shares of Series A Preferred Stock
	Beneficially Owned

Name and Address of Beneficial Owner	Number (1)	Percentage (1)

Michael S. Falk(2)	212,761	39.5%
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022
ComVest Management LLC(3)	165,900	33.7
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022
ComVest Venture Partners, LP(4)	165,900	33.7
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022

	Shares of Series A Preferred Stock
	Beneficially Owned

Name and Address of Beneficial Owner	Number (1)	Percentage (1)

Robert Priddy(5)	100,000	21.5
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022
RMC Capital, LLC	100,000	21.5
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022
Commonwealth Associates Management Company, Inc(6)	35,809	7.1
c/o Commonwealth Associates, L.P.
830 Third Avenue
New York, NY 10022
Commonwealth Associates, L.P.(7)	35,809	7.1
830 Third Avenue
New York, NY 10022
Harold S. Blue(8)	3,203	*
David A. Brewer	—	—
Paul F. DePond	—	—
Gaylan I. Larson	—	—
Andrew Plevin	—	—
Gerald W. Rice	—	—
Michael Ballard	—	—
Bertram Polan	—	—
All directors and executive officers as a group(9 persons)	3,203	*

*	less than 1%

(1)	Applicable percentage of ownership is based on 466,000 shares of Series A Preferred Stock outstanding as of November 30, 2002 together with applicable warrants for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission, and includes voting and investment power with respect to shares. Shares of Series A Preferred Stock issuable upon exercise of options that are currently exercisable or are exercisable within 60 days after November 30, 2002 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other shareholder.

(2)	Consists of (i) 140,000 shares held by ComVest Venture Partners, LP, (ii) 25,900 shares issuable to ComVest Venture Partners, LP, (iii) 35,809 shares issuable to Commonwealth Associates, L.P. and (iv) 11,052 shares issuable to Mr. Falk upon exercise of an option. Mr. Falk is a manager of ComVest Management LLC, which is the general partner of ComVest Venture Partners, LP, and a director of Commonwealth Associates Management Company, Inc., which is the general partner of Commonwealth Associates, L.P. Mr. Falk shares voting and dispositive power over the shares held by ComVest Venture Partners, LP and Commonwealth Associates, L.P.

(3)	Consists of 140,000 shares held by ComVest Venture Partners and 25,900 shares issuable to ComVest Venture Partners, LP. ComVest Management LLC is the general partner of ComVest Venture Partners, LP and shares voting and dispositive power over the shares held by ComVest Venture Partners, LP.

(4)	Includes 25,900 shares issuable upon the exercise of an option.

(5)	Consists of 1,000,000 shares held by RMC Capital, LLC. Mr. Priddy is a manager of RMC Capital, LLC and shares voting and dispositive power over these shares.

(6)	Consists of 35,809 shares issuable to Commonwealth Associates, L.P. Commonwealth Associates Management Company, Inc. is the general partner of Commonwealth Associates, L.P. and shares voting and dispositive power over the shares held by Commonwealth Associates, L.P.

(7)	Consists of 35,809 shares issuable upon the exercise of an option.

(8)	Consists of 3,203 shares issuable upon the exercise of an option.

Escrow Securities

     In connection with our initial public offering, the holders of our common stock and warrants to purchase common stock placed 1,233,870 shares of our common stock (the “Escrow Shares”) and warrants to purchase 15,751 shares of common stock (the “Escrow Warrants” and, together with the Escrow Shares, the “Escrow Securities”) into escrow pursuant to an escrow agreement (“Escrow Agreement”) with our transfer agent, American Stock Transfer and Trust, as escrow agent. The Escrow Securities are not assignable or transferable; however, the Escrow Shares may be voted. Holders of any Escrow Warrants in escrow may exercise their warrants prior to their release from escrow; however, the shares issuable upon any such exercise will continue to be held in escrow as Escrow Shares pursuant to the Escrow Agreement.

     The Escrow Agreement provides that one-half of the Escrow Securities (i.e. 616,935 shares of issued or issuable common stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions is met:

     1.     the Minimum Pretax Income amounts to at least $18.0 million for the fiscal year ending on September 30, 2003;

     2.     we are acquired by or merged into another entity in a transaction in which our shareholders receive per share consideration at least equal to $12.00 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days.

     The Escrow Agreement further provides that the remaining Escrow Securities (i.e. 616,935 shares of issued or issuable shares of common stock) will be released from escrow, on a pro rata basis, if, and only if, one or more of the following conditions is met:

     1.     the Minimum Pretax Income amounts to at least $20.9 million for the fiscal year ending on September 30, 2003;

     2.     we are acquired by or merged into another entity in a transaction in which our shareholders receive per share consideration of at least $13.30 per share (subject to adjustment in the event of any reverse stock splits or other similar events) for 30 consecutive business days

     The Minimum Pretax Income amounts set forth above (i) shall be calculated exclusive of any extraordinary earnings, including, but not limited to, any charge to income resulting from release of the Escrow Securities and (ii) shall be increased proportionately, with certain limitations, in the event additional shares of common stock or securities convertible into, exchangeable for or exercisable into common stock are issued after completion of our initial public offering. The foregoing Minimum Pretax Income amounts have been adjusted to reflect the effect of the share issuances to David A. Brewer. The bid price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits, reverse stock splits or other similar events.

     Any money, securities, rights or property distributed in respect of the Escrow Securities, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of us, shall be held in escrow until release of the Escrow Securities. If none of the applicable Minimum Pretax Income or bid price levels set forth above have been met by December 31, 2003, the Escrow Securities, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to our capital. We expect that the release of the Escrow Securities to its officers, directors, employees and consultants, if it occurs, will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares on the date of release. Such charge could substantially increase the loss or reduce or eliminate our net income for financial reporting purposes for the period or periods during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by us will not affect our total shareholders’ equity, it may have a negative effect on the market price of our securities.

     The Minimum Pretax Income and bid price levels set forth above were determined by negotiation between us and D. H. Blair & Co. and should not be construed to imply or predict our future earnings or any increase in the market price of our securities.

DESCRIPTION OF SECURITIES

Common Stock

     We have authorized 30,000,000 shares of common stock, par value $0.001 per share. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any shares of preferred stock currently outstanding or to be issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably with the holders of our Series A Preferred Stock in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

     We are authorized to issue up to 5,000,000 shares of preferred stock, without the consent of the holders of our common stock, from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the board of directors may determine. The board of directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. Any preferred stock to be issued could rank prior to the common stock with respect to dividend rights and rights on liquidation. Our board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of holders of common stock and discourage, delay or prevent a change in control of Notify Technology Corporation.

Series A Preferred Stock

     We have authorized a total of 900,000 shares of Series A Preferred Stock. We have issued 501,000 shares of Series A Preferred Stock, of which 466,000 shares remain outstanding. In addition we have issued options to purchase an aggregate of 92,678 shares of Series A Preferred Stock.

Voting

     Each holder of Series A Preferred Stock is entitled to vote on all matters as to which holders of our common stock are entitled to vote. Each share of Series A Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of common stock into which the Series C Preferred Stock is convertible.

Conversion

     Each share of Series A Preferred Stock is convertible into the number of shares of our common stock equal to $10.00 divided by the conversion price, which is currently $1.00. The conversion price is subject to anti-dilution protection if we issue our common stock at prices less than the then current conversion price or at a price less than the market value of our common stock and for stock splits, stock dividends and other similar transactions. The conversion price is also subject to adjustment if we fail to maintain an effective registration statement to register the resale the common stock underlying the Series A Preferred Stock.

Liquidation Preference

     Upon occurrence of (1) our liquidation, (2) a merger or consolidation of us where our existing shareholders do not retain more than 50% of the voting power in us, (3) a sale of all or substantially all of our assets or (4) an acquisition of 50% or more of the voting power in us by a single person or group, each share of Series A Preferred Stock is entitled to receive in preference to holders of our common stock an amount equal to $12.00 per share. After receiving this $12.00 preference, the holders of Series A Preferred Stock will share pro-rata, on an as converted to common stock basis, with the holders of our common stock in the distribution of our assets.

Redemption

     The holders of the Series A Preferred Stock have the right to require us to redeem any unconverted shares of Series A Preferred Stock, in whole or in part, at any time and from time to time between the July 20, 2003 and July 25, 2004. The per share redemption price is $10.00 plus any accrued dividends. Subject to certain limitations set forth below, we have the option to pay the redemption price in cash or in shares of our common stock.

     Should we choose to pay the redemption price in shares of common stock, each holder of Series A Preferred Stock requesting redemption will receive that number of shares of common stock equal to (x) the aggregate redemption price owed to him divided by (y) the redemption conversion price, which is the greater of (i) the average closing bid price for a defined period of 20 trading days and (ii) $.50 per share. We may pay the redemption price in shares of our common stock, only if the shares of common stock are registered for resale under the 1933 Act pursuant to an effective registration statement or may be sold without any volume or similar restriction and/or limitation under Rule 144 pursuant to Rule 144(k) of the Securities Act of 1933. If the shares of common stock do not meet this condition, the redemption conversion price will automatically be reduced by five (5%) percent and the redemption price increased by five (5%) percent for each thirty (30) day period (or portion thereof) during which we are unable to satisfy the condition.

Transfer Agent and Warrant Agent

     American Stock Transfer & Trust Company, New York, New York, serves as transfer agent for the shares of common stock and Units and warrant agent for the Class A warrants.

SELLING SECURITY HOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of November 30, 2002. The third column lists the number of shares of common stock that may be resold under this prospectus. The fourth and fifth columns list the number of shares of common stock owned and the percentage of common stock owned after the resale of the common stock registered under this prospectus. Except for the ownership of the common stock, none of the selling shareholders, other than David Brewer, Andrew Plevin and Harold Blue have had any material relationship with us within the past three years. With respect to Mssrs. Brewer, Plevin and Blue, they are directors of Notify Technology Corporation. The total number of shares of our common stock outstanding as of November 30, 2002 was 5,783,678. Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock issuable upon conversion of preferred stock and shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after November 30, 2002 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder.

			Common Shares Owned After
	Common Shares Beneficially	Common Shares Offered by	Offering
Name of Selling Shareholder	Owned Prior to Offering	this Prospectus	Number	Percentage

Comvest Venture Partners, L.P.	2,357,801	2,357,801	—	*
RMC Capital, LLC	1,350,000	1,350,000	—	*
Commonwealth Associates, L.P.(1)	483,421	483,421	—	*
Neal I. Goldman	202,500	202,500	—	*
Siam Partners II	202,500	202,500	—	*
Tahoe Partnership	202,500	202,500	—	*

			Common Shares Owned After
	Common Shares Beneficially	Common Shares Offered by	Offering
Name of Selling Shareholder	Owned Prior to Offering	this Prospectus	Number	Percentage

Porter Partners, LP	197,100	197,100	—	*
Michael Falk	149,204	149,204	—	*
David Chazen	135,000	135,000	—	*
Flynn Corporation	135,000	135,000	—	*
Kanodia Partners LP	135,000	135,000	—	*
Daniel S. Och	135,000	135,000	—	*
Mark Reichenbaum	135,000	135,000	—	*
Michael And Tracy Bollag JTWROS	101,250	101,250	—	*
William T. McCaffrey	101,250	101,250	—	*
James Nealis	101,250	101,250	—	*
Paul Silpe And Beverly Silpe (JTWROS)	101,250	101,250	—	*
EDJ Limited	98,550	98,550	—	*
Ben Joseph Partners	98,550	98,550	—	*
The Hoffman Family Trust	67,500	67,500	—	*
DW Trustees (BVI) Ltd. FBO Rectory Farm Settlement- Main Fund	67,500	67,500	—	*
Sir Richard Evans	67,500	67,500	—	*
Fiduciary Management Services Limited	67,500	67,500	—	*
Denis Fortin	67,500	67,500	—	*
Harry Thomas Marren	67,500	67,500	—	*
MRL Astor Expectancy Trust	67,500	67,500	—	*
Howard Rosenbloom	67,500	67,500	—	*
Ricky C. Sandler	67,500	67,500	—	*
Kerry B. Skeen Revocable Trust	67,500	67,500	—	*
Jonathan D. Green	67,500	67,500	—	*
Carol R. Hill Spousal Trust	52,500	52,500	—	*
Harold Blue(2)	43,242	43,242	—	*
Keith Rosenbloom	43,242	43,242	—	*
Carl Grover	35,000	35,000	—	*
William Anthony Rice	35,000	35,000	—	*
Carl Kleidman	34,590	34,590	—	*
Daphne Astor Grandchildren’s Trust	33,750	33,750	—	*
Michael Astor	33,750	33,750	—	*
DW Trustees (BVI) Ltd. FBO Rectory Farm Settlement-Children’s Fund	33,750	33,750	—	*
William F. Kirk, Jr. & Lynn R. Kirk, JTWROS	33,750	33,750	—	*
James H. Rion	33,750	33,750	—	*
Robert S. O’Hara, Jr.	33,750	33,750	—	*
Robert O’Sullivan	25,947	25,947	—	*
Scott Greiper	25,947	25,947	—	*
Brian Frank	25,664	25,664	—	*
Salvatore Trupiano	24,300	24,300	—	*
Inder Tallur	17,295	17,295	—	*
Joseph P. Wynne	17,295	17,295	—	*
Peter Latour	10,936	10,936	—	*

			Common Shares Owned After
	Common Shares Beneficially	Common Shares Offered by	Offering
Name of Selling Shareholder	Owned Prior to Offering	this Prospectus	Number	Percentage

Anthony J. Giardina	8,642	8,642	—	*
Thom Waye	6,481	6,481	—	*
David Boris	4,321	4,321	—	*
Tina Prountzos	2,700	2,700	—	*
Beth Lipman	1,728	1,728	—	*
Susan Hoffman	864	864	—	*

*	Represents holdings of less than one percent

(1)	Commonwealth Associates, L.P. acted as our placement agent in a private financing that we completed in July 2001. Pursuant to the terms of a placement agency agreement, Commonwealth can designate two of our directors. Commonwealth Associates, L.P. designated two of our directors, Bertram Polan and Harold Blue.

(2)	Mr. Blue is one of our directors.

PLAN OF DISTRIBUTION

Resales by Selling Shareholders

     We are registering the resale of the shares on behalf of the selling shareholders. The selling shareholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and Pledgees

     The term “selling shareholders” includes donees, i.e. persons who receive shares from a selling shareholder after the date of this prospectus by gift. The term also includes pledgees, i.e. persons who, upon contractual default by a selling shareholder, may seize shares which the selling shareholder pledged to such person. If a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and Commissions

     We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling shareholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of Sale Transactions

     The selling shareholders may sell the shares in one or more types of transactions (which may include block transactions):

     •     in the over-the-counter market,

     •     in negotiated transactions,

     •     through put or call option transactions,

     •     through short sales, or

     •     any combination of such methods of sale.

     The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have informed us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Sales to or through Broker-Dealers

     The selling shareholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of a selling shareholder, or as a principal for the broker-dealer’s own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed Underwriting Compensation

     The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

     We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus Delivery Requirements

     Because they may be deemed underwriters, the selling shareholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the Over-the-Counter Market in accordance with Rule 153 under the Securities Act. Notify has informed the selling shareholders that their sales in the market may be subject to the antimanipulative provisions of Regulation M under the Exchange Act.

State Requirements

     Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales Under Rule 144

     Selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

Distribution Arrangements with Broker-Dealers

     If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

     •     a block trade,

     •     special offering,

     •     exchange distribution or secondary distribution, or

     •     a purchase by a broker or dealer,

we will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

The supplement will disclose:

     •     the name of each such selling shareholder and of the participating broker-dealer(s),

     •     the number of shares involved,

     •     the price at which such shares were sold,

     •     the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     •     that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

     •     any other facts material to the transaction.

     The SEC may deem the selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be “underwriters” within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling shareholder has purchased the shares of common stock in the ordinary course of its business, and at the time the selling shareholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

UNDER THE EXCHANGE ACT, ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, EACH SELLING SHAREHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING SHAREHOLDER OR ANY SUCH OTHER PERSON.

LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

     The financial statements of Notify Technology Corporation at September 30, 2002, and for each of the two years in the period ended September 30, 2002, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act, as amended, with the SEC with respect to the common stock offered pursuant to this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and amendments thereof and the exhibits thereto, which may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

     We will provide, without charge, to each person who received a prospectus, upon written or oral request of such person to us at the mailing address or telephone number listed below, a copy of any of the information incorporated by reference. The mailing address of our principal executive offices is Notify Technology Corporation, 1054 S. De Anza Blvd., Suite 105, San Jose, California 95129 and our telephone number is (408) 777-7920.

Notify Technology Corporation
Financial Statements

Years ended September 30, 2002 and 2001

Report of Independent Auditors

The Board of Directors and Shareholders
Notify Technology Corporation

We have audited the accompanying balance sheet of Notify Technology Corporation as of September 30, 2002, and the related statements of operations, shareholders’ equity, and cash flows for the years ended September 30, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Notify Technology Corporation at September 30, 2002, and the results of its operations and its cash flows for the years ended September 30, 2002 and 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters are also described in Note 1. The 2002 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ERNST & YOUNG LLP

San Jose, California October 31, 2002

Notify Technology Corporation

Balance Sheet

September 30, 2002

Assets
Current assets:
Cash and cash equivalents	$526,656
Restricted cash	851,300
Accounts receivable, net of allowance for doubtful accounts of $2,000	584,974
Inventories	399,596
Other current assets	81,427

Total current assets	2,443,953
Property and equipment, net	159,877

Total assets	$2,603,830

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$426,824
Accrued payroll and related liabilities	110,426
Other accrued liabilities	204,211
Deferred revenue	368,671

Total current liabilities	1,110,132
Commitments and contingencies Shareholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized	–
Series A convertible redeemable preferred stock, $0.001 par value, 900,000 shares designated and 466,000 shares issued and outstanding at September 30, 2002; redemption amount and liquidation preference of $5,592,000 at September 30, 2002	1,004,520
Common stock, $0.001 par value, 30,000,000 shares authorized, 5,783,678 shares issued and outstanding at September 30, 2002	5,784
Additional paid-in capital	21,805,746
Notes receivable from shareholders	(2,500)
Accumulated deficit	(21,319,852)

Total shareholders’ equity	1,493,698

Total liabilities and shareholders’ equity	$2,603,830

The accompanying notes are an integral part of these financial statements.

Notify Technology Corporation

Statements of Operations

	Years Ended September 30,

	2002	2001

Revenues:
Product sales	$2,946,060	$982,374
Service revenue	404,174	168,811
Royalty revenue	131,686	158,909

Total revenue	3,481,920	1,310,094
Cost of sales:
Product cost	1,789,982	554,638
Service cost	77,567	1,915
Inventory write downs	—	400,000

Total cost of sales	1,867,549	956,553
Gross profit	1,614,371	353,541
Operating costs and expenses:
Research and development	1,074,817	1,075,482
Sales and marketing	644,514	837,845
General and administrative	1,673,506	1,912,394

Total operating costs and expenses	3,392,837	3,825,721

Loss from operations	(1,778,466)	(3,472,180)
Other income and expense, net	36,714	134,568

Net loss	(1,741,752)	(3,337,612)
Deemed beneficial conversion dividend on Series A preferred stock	—	(3,507,000)

Loss attributable to common shareholders	$(1,741,752)	$(6,844,612)

Basic and diluted net loss per share	$(0.41)	$(1.72)
Weighted-average shares used in computing net loss per share	4,222,167	3,983,131

The accompanying notes are an integral part of these financial statements.

Notify Technology Corporation

Statements of Shareholders’ Equity

	Convertible Redeemable					Notes
	Preferred Stock		Common Stock		Additional	Receivable		Total
					Paid-In	from	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Shareholders	Deficit	Equity

Balance at September 30, 2000	–	–	4,887,058	4,887	13,845,024	(2,500)	(12,733,488)	1,113,923
Issuance of common shares pursuant to private offering, net of issuance costs of $15,603	–	–	349,995	350	1,209,397	–	–	1,209,747
Proceeds from exercise of options and warrants	–	–	49,540	50	46,204	–	–	46,254
Issuance of convertible preferred stock pursuant to private offering, net of issuance costs of $813,133	501,000	1,079,967	–	–	–	–	–	1,079,967
Fair value of warrants to purchase convertible preferred stock issued in connection with the private offering	–	–	–	–	1,251,851	–	–	1,251,852
Fair value of warrants to purchase convertible preferred stock issued to placement agent in connection with the private offering	–	–	–	–	1,702,000	–	–	1,702,000
Fair value of warrants to purchase convertible preferred stock issued to investment fund in connection with the private offering	–	–	–	–	163,049	–	–	163,048
Deemed beneficial conversion dividend on Series A convertible preferred stock	–	–	–	–	3,507,000	–	(3,507,000)	–
Net loss and comprehensive net loss	–	–	–	–	–	–	(3,337,612)	(3,337,612)

Balance at September 30, 2001	501,000	$1,079,967	5,286,593	$5,287	$21,724,525	$(2,500)	$(19,578,100)	$3,229,179

Proceeds from exercise of warrants			147,085	147	1,324			1,471
Conversion of preferred stock to common stock	(35,000)	(75,447)	350,000	350	75,097			–
Deferred compensation relating to grant of stock options					4,800			4,800
Net loss and comprehensive net loss							(1,741,752)	(1,741,752)

Balance at September 30, 2002	466,000	$1,004,520	5,783,678	$5,784	$21,805,746	$(2,500)	$(21,319,852)	$1,493,698

     The accompanying notes are an integral part of these financial statements.

Notify Technology Corporation

Statements of Cash Flows

	Years Ended September 30,

	2002	2001

Operating activities
Net loss	$(1,741,752)	$(3,337,612)
Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation	107,562	125,275
Disposal of fixed assets	1,990	–
Deferred compensation	4,800	–
Changes in operating assets and liabilities:
Accounts receivable, net	(470,196)	296,556
Inventories	(287,515)	390,579
Other current assets	(32,753)	2,012
Accounts payable	262,936	(138,685)
Accrued payroll and related liabilities	(5,872)	(21,492)
Other accrued liabilities	(45,768)	(60,333)
Deferred revenue	104,708	(188,727)

Net cash used in operating activities	(2,101,860)	(2,932,427)
Investing activities
Expenditures for property and equipment	(108,834)	(9,755)
Increase (decrease) in restricted cash	(568,944)	482,342

Net cash provided by (used in) investing activities	(677,778)	472,587
Financing activities
Proceeds from exercise of options and warrants	1,471	46,254
Proceeds from issuance of common stock, net of
issuance costs	–	1,209,747
Proceeds from issuance of preferred stock, net of
issuance costs	–	4,196,867

Net cash provided by financing activities	1,471	5,452,868

Net increase (decrease) in cash and cash equivalents	(2,778,167)	2,993,028
Cash and cash equivalents at beginning of year	3,304,823	311,795

Cash and cash equivalents at end of year	$526,656	$3,304,823

The accompanying notes are an integral part of these financial statements.

Notify Technology Corporation

Notes to Financial Statements

September 30, 2002

1. Business and Basis of Presentation

Notify Technology Corporation (the Company or Notify) is a communications service and software provider for wireline and wireless notification and messaging services. The Company is also a supplier of innovative call and message notification products and services.

The accompanying financial statements have been prepared assuming that the Company will continue as a Going Concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company incurred losses of $1,741,752 and $3,337,612 for the years ended September 30, 2002 and 2001, respectively. The Company has an accumulated deficit of $21.3 million as of September 30, 2002. During fiscal 2002, the Company financed its operations through a combination of results of the sale of its products and existing cash balances. These conditions raise substantial doubt about the Company’s ability to continue as a Going Concern without improvements in operating income or further capital financing.

The Company’s ability to fund its recurring losses from operations depends upon the continuation of its current Visual Got Mail Solution program, its success in shifting its product focus into wireless e-mail notification and wireless e-mail notification market solutions, and/or raising other sources of financing. Management does not believe that its existing cash balances are sufficient to fund its operations through September 30, 2003. Management plans to seek additional financing, restructure its business in order to reduce costs and potentially seek the sale or licensing of certain technologies, however, there can be no assurance that Management will be successful in implementing such plans. In October 2002, the Company entered into a $750,000 credit facility arrangement that will allow the Company to continue to purchase inventory for its Visual Got Mail Solution product orders.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and notes thereto. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid, temporary investments with an original maturity of three months or less when purchased to be cash equivalents. The Company is exposed to credit risk in the event of default by the financial institutions to the extent of amounts recorded on the balance sheet.

Notify Technology Corporation

Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

Inventories

Inventories are stated at the lower of cost or market on a first-in, first-out basis. At September 30, 2002, inventories consisted entirely of finished goods.

Inventories (continued)

The Company significantly improved gross margin in fiscal year 2002 primarily due to the use of $560,000 in inventory that had been written-down in prior periods relating to the Visual Got Mail Solution products. These write-downs were recorded in fiscal 2001 and 2000 due to significant decreases in forecasted sales of the Call Manager product in the first half of fiscal 2001 and in the second half of fiscal 2000, and were based on inventory levels and purchase commitments in excess of expected demand. The Visual Got Mail Solution, introduced in fiscal 2002, makes use of a variation of the Call Manager and the Company was able to use a significant portion of this inventory to produce the Visual Got Mail Solution.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives of the assets: five years for furniture and office equipment and three years for software and computer equipment. Leasehold improvements are amortized by the straight-line method over the shorter of the lease term or the estimated useful lives of such assets.

Long-Lived Assets

The Company monitors the recoverability of long-lived assets based on estimated use factors such as future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets or realized upon sale. The Company’s policy is to write down assets to their net recoverable amount in the period when it is determined that the carrying amount of the asset is not likely to be recoverable.

Income Taxes

The Company accounts for income taxes under the liability method. The estimated future tax effect of differences between the basis in assets and liabilities for tax and accounting purposes is accounted for as deferred taxes. A valuation allowance has been established to reduce deferred tax assets as it is more likely than not that all, or some portion, of such deferred tax assets would not be realized. A full allowance against deferred tax assets was provided.

Notify Technology Corporation

Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company recognizes revenue on sales of call and message notification products when the product is delivered, title has transferred, and no obligations remain. Service income is recognized on a straight-line basis over the period of the service agreement. Revenue from royalty agreements is recognized on receipt of payment.

Deferred revenue relates to (i) products where title has transferred and payment has been received but the product has not been delivered to the customer; (ii) service revenue that is being recognized over the period of the service agreement; and (iii) products that have been delivered and are pending installation and configuration, at which time title transfers to the customer.

Shipping and Handling Costs

The Company includes fees billed to customers relating to shipping and handling in net sales. Shipping and handling costs are classified as a component of cost of sales.

Research and Development

Expenses related to research and development of the Company’s products were $1,075,000 each in the fiscal years ended September 30, 2002 and 2001.

Based on the Company’s software development process, the time period between the establishment of technological feasibility and completion of the hardware component and the release of the product is short and capitalization of internal development costs has not been material to date.

Concentration of Credit Risk

The Company performs ongoing credit evaluations and generally requires no collateral. The Company maintains reserves for credit losses, and such losses have been within management’s expectations. As of September 30, 2002, one customer accounted for 96% of accounts receivable.

Stock Options

The Company accounts for stock option grants in accordance with the intrinsic value method because the Company believes the alternative fair value accounting requires the use of option valuation models that were not developed for use in valuing employee stock options. Under the intrinsic value method no compensation expense is recognized when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant.

Notify Technology Corporation

Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

Net Loss Per Share

Net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of shares outstanding during the period.

The weighted-average number of common shares used in the net loss per share calculation was reduced by the common stock and potential common shares placed in escrow in connection with the Company’s initial public offering. Options to purchase 2,152,055 and 1,613,722 shares of common stock were outstanding at September 30, 2002 and 2001, respectively, but were not included in the computation of diluted net loss per share as the effect would be antidilutive.

3. Property and Equipment

Property and equipment consist of the following:

September 30,
2002

Furniture and office equipment	$518,477
Software	55,963
Leasehold improvements	2,246

576,686
Less accumulated depreciation and amortization	(416,809)

$159,877

4. Commitments and Contingencies

The Company currently occupies two facilities under an operating lease. The lease on its San Jose, California facility expires in March 2003. Future minimum payments under this lease for the year ending September 30, 2003 are $106,083. The lease on the Company’s Canfield, Ohio facility expires in October 2006. Future minimum payments under this lease for each of the remaining four years ending September 30, are $71,387 per annum.

Notify Technology Corporation

Notes to Financial Statements

4. Commitments and Contingencies (continued)

Facility rent expense totaled $282,000 and $242,000 for the years ended September 30, 2002 and 2001, respectively.

At September 30, 2002, the Company had $851,300 of outstanding letters of credit to its suppliers related to a commitment to purchase additional inventory. The letters of credit are secured by a money market account of $851,300, which is recorded as restricted cash.

5. Shareholders’ Equity

Preferred Stock

The Board of Directors has the authority, without any further vote or action by the shareholders, to provide for the issuance of 4,100,000 shares of preferred stock in one or more series with such designation, rights, preferences, and limitations as the Board of Directors may determine, including the consideration to be received, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, redemption and fund provisions, conversion rights, and voting rights, all without the approval of the holders of common stock.

Convertible Redeemable Preferred Stock

In July 2001, the Company’s shareholders authorized and the Company completed an offering of Series A convertible redeemable preferred stock (Series A preferred stock) to a group of private investors. In connection with the offering, the Company issued 501,000 shares of Series A preferred stock at $10 per share and issued warrants to purchase 1,753,000 shares of common stock for consideration of $4.2 million, net of issuance costs. The Company has designated a total of 900,000 shares as Series A preferred stock. At any time and from time to time on or after July 20, 2003 but before July 26, 2004, upon a written request of at least 10% of the then outstanding shares of Series A Preferred Stock, the Company must redeem the requested number of shares of Series A Preferred Stock at a redemption price equal to $10.00 plus accrued dividends. The requesting holders must request that the Company redeem at least the lesser of 50,100 shares and all of the outstanding shares. The Company shall have the option to pay the redemption price in cash or in shares of Common Stock. If the Company chooses to pay the redemption price in shares of Common Stock, the value assigned to each share of Common Stock shall be the greater of (i) the average closing bid price on the OTC Bulletin Board for the twenty (20) trading days preceding the redemption request and (ii) $0.50 per share.

During fiscal 2002, 35,000 shares of convertible redeemable preferred stock was converted to 350,000 shares of common stock.

Notify Technology Corporation

Notes to Financial Statements

5. Shareholders’ Equity (continued)

Convertible Redeemable Preferred Stock (continued)

The September 30, 2002 balance sheet also reflects the discount or beneficial conversion feature present in the Series A preferred stock. The discount represents the fair value of the conversion ratio at below fair market value of the underlying common stock on the date of closing and the fair value of warrants issued in connection with the issuance of the Series A preferred stock. The discount was recognized as a return to the preferred shareholders (similar to a dividend) over the minimum period of time in which the preferred shareholders can realize the return, which is immediately for the preferred shareholders. The discount has been accreted to additional paid-in capital on the September 30, 2002 balance sheet.

Each share of Series A preferred stock is initially convertible into the Company’s common stock at a conversion ratio of $1.00 per common share. The Series A preferred stock is convertible into common stock at any time upon the election of the holder. Furthermore, the Series A preferred stock shall automatically convert into common stock upon either the closing of a secondary public offering in excess of $25,000,000 at a price per share in excess of $2.00 or the closing bid price for the common stock is in excess of $2.00 for a period of 20 consecutive trading days. Each share of Series A preferred stock shall entitle the holder thereof to that number of votes on all matters submitted to a vote of the shareholders of the Company equal to the number of shares of common stock into which the Series A preferred stock can be converted.

Each Series A preferred stock is entitled to receive upon the liquidation of the Company in preference to holders of common stock, an amount equal to $12 per share, and shall thereafter share ratably, on an as-if-converted-basis, with all other holders of the Company’s securities entitled to participate in the distribution of the Company’s assets.

In connection with the offering of Series A preferred stock, the Company issued options to purchase 9.2685 units at a price per unit of $100,000 to the placement agent. Each unit consists of 10,000 shares of Series A preferred stock convertible into an aggregate of 100,000 shares of common stock with a warrant to purchase 35,000 shares of common stock. The option to purchase units expires in July 2008. The warrant will be exercisable at any time through July 2008 at a price of $1.00 per common stock. The Preferred stock was valued at $1.45 while the warrants were valued at $1.38.

The Company also issued in connection with the offering of Series A preferred stock a seven year warrant to purchase 118,151 shares of common stock at an exercise price of $1.00 each to an investment fund in connection with the investment funds commitment to purchase Series A preferred stock for the amount of the differences between $5 million and the aggregate amount of money invested by all other investors in the financing.

Notify Technology Corporation

Notes to Financial Statements

5. Shareholders’ Equity (continued)

Common Stock

The following table summarizes shares of common stock reserved for future issuance by the Company:

September 30,
2002

Convertible redeemable preferred stock	4,660,000
1997 Stock Option Plan	3,129,662
Warrant agreements	6,134,401

13,924,063

In November 2000, the Company issued 376,865 shares of common stock and issued warrants to purchase 188,424 shares of common stock to a group of private investors, which included a director of the Company, for consideration of $1.2 million, net of issuance costs. Of these warrants, 38,458 were exercised, 7,690 expired on August 8, 2001 and 67,293 expired on November 5, 2001 leaving an outstanding balance of 74,983 warrants.

Warrants to Purchase Common Stock

At September 30, 2002, the Company had the following warrants outstanding:

•	2,025,000 Class A warrants to purchase 2,652,750 shares of common stock issued in connection with the Offering and other financings were outstanding. Each Class A warrant initially entitled the holder to purchase one share of common stock at an exercise price of $6.50 per share. The terms of the Class A warrants were adjusted as a result of the July 2001 private placement to an exercise price of $4.96, and a conversion ratio of 1.31 shares of common stock. On July 10, 2002, the Class A warrant expiration date was extended to August 28, 2003. Each Class A warrant remains subject to adjustment at any time through August 28, 2003. Under certain circumstances, the warrants are subject to redemption by the Company at $0.05 per warrant on 30 days written notice.

•	A warrant to purchase 721,244 shares of common stock at an initial exercise price of $3.60 per share issued in connection with a March 1999 private placement was outstanding and which expires in March 2003. In connection with the March 1999 private placement, the Company also agreed to issue additional warrants if it sells shares of common stock in a capital raising transaction at a price below $3.60 per share prior to the earlier of (i) March 30, 2002 or (ii) the

Notify Technology Corporation

Notes to Financial Statements

5. Shareholders’ Equity (continued)

Warrants to Purchase Common Stock (continued)

date on which the Company calls the outstanding Class A warrants. In connection with the July 2001 financing, the warrant holder waived

•	the right to receive additional warrants and the exercise price of the 721,244 warrants was reduced from $3.60 to $1.00 per share.

•	74,983 warrants to purchase shares of the Company’s common stock, issued in connection with the November 2000 private placement were outstanding. 376,865 warrants were originally issued but one set of warrants to purchase 7,690 shares of common stock expired in August 2001, one set of warrants to purchase 67,293 shares of common stock expired in November 2001 and one set of warrants to purchase 74,983 shares of common stock expires in November 2003, all with an initial exercise price of $3.25 per share. In the event that the Company issues equity securities in a financing for an amount of $250,000 or more at a price per share less than the price per share of the November 2000 offering, the exercise price of the outstanding warrants will be reduced to the price per share at which such equity securities are sold and the Company will issue additional warrants to purchase common stock with an exercise price of $0.01 and a term of three years. The warrants will be exercisable into a number of shares of common stock determined by the price per share and the number of shares issued in the financing. As a result of the July 2001 financing, the exercise price of the 142,276 warrants was reduced from $3.25 to $1.00 and the Company issued an additional 337,439 warrants to purchase shares of the Company’s common stock as an antidilution adjustment. Warrants to purchase 147,085 shares of common stock of these warrants were exercised in the fiscal year ending September 30, 2002. The remaining 190,354 warrants are exercisable at any time at a price of $0.01 per share and expire in July 2004. In July 2001, the Company received proceeds of $38,458 from the exercise of 38,458 warrants issued in connection with the November 2000 financing.

•	Warrants to purchase 1,753,500 and 118,151 shares of common stock at an exercise price of $1.00 were issued in connection with the July 2001 private placement to the placement agent and an investment fund, respectively. The warrant to purchase 1,753,500 shares of common stock expires in July 2008 and the warrant to purchase 118,151 shares of common stock expires in May 2008. In connection with the private placement, the Company also agreed that if it issues additional equity instruments at a price per share less than $1.00, then the price and number of warrants shall be adjusted on a weighted-average basis.

Notify Technology Corporation

Notes to Financial Statements

5. Shareholders’ Equity (continued)

1997 Stock Option Plan

In January 1997, the Company adopted the 1997 Stock Plan (the Plan), which provides for the granting of stock options to employees, officers, consultants, and directors of the Company. Stock options are granted at fair market value on the date of grant with terms of up to ten years. Under the Plan, a total of 3,129,662 shares of the Company’s common stock are reserved for issuance. Under the terms of these option grants, the options commence vesting upon the first anniversary of the date of employment and continue to vest ratably over the remainder of the four-year vesting period.

The following table summarizes stock option activity:

		Options Outstanding

	Shares
	Available
	for		Weighted-Average
	Grant	Number of Shares	Price

Balance at September 30, 2000	176,835	505,535	$6.677
Authorized	1,700,000	–
Granted	(1,223,000)	1,223,000	$1.763
Cancelled	112,105	(112,105)	$6.146
Exercised	–	(2,708)	$0.906

Balance at September 30, 2001	765,940	1,613,722	$3.018
Authorized	750,000	–
Granted	(670,834)	670,834	$0.341
Cancelled	132,501	(132,501)	$2.207

Balance at September 30, 2002	977,607	2,152,055	$2.184

Notify Technology Corporation

Notes to Financial Statements

5. Shareholders’ Equity (continued)

1997 Stock Option Plan (continued)

The following table summarizes outstanding and exercisable options at September 30, 2002:

	Options Outstanding		Options Exercisable

		Weighted-		Weighted-Average
Exercise	Number of Options	Average Remaining	Number of Options	Exercise
Prices	Outstanding	Life in Years	Exercisable	Prices

$0.320 - $0.690	604,855	9.07	332,637	$0.326
$0.800 – $0.906	21,894	6.52	19,707	$0.898
$1.600 – $2.375	1,053,000	8.74	555,230	$1.601
$2.750 – $3.875	213,369	7.96	153,124	$3.076
$5.594 – $7.656	43,937	7.04	33,252	$6.902
$8.813	215,000	7.39	171,146	$8.813

	2,152,055	8.57	1,265,096	$2.549

The weighted average fair value of options granted was $0.341 in 2002 and $1.763 in 2001.

Stock-Based Compensation

The Company has elected to follow the intrinsic value method of accounting for its employee stock options because, as discussed below, the alternative fair value method of accounting requires the use of option valuation models that were not developed for use in valuing employee stock options. Under the intrinsic value method, because the exercise price of the Company’s employee stock options equals the market price of the underlying common stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required as if the Company had accounted for its employee stock options granted subsequent to September 30, 1995 under the fair value method. The fair value of the options was estimated at the date of grant using a Black-Scholes option valuation model with the following assumptions: a weighted-average expected life of the option of 4 years; risk-free interest rate of 3.53%; dividend yield of 0.0%; and volatility factors of the expected market price of the Company’s common stock of 112% and 131% for 2002 and 2001, respectively.

Notify Technology Corporation

Notes to Financial Statements

5. Shareholders’ Equity (continued)

Stock-Based Compensation (continued)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information follows:

	2002	2001

Net loss:
As reported	$(1,741,752)	$(6,844,612)
Pro forma	(2,711,277)	(7,861,506)
Basic and diluted net loss per share:
As reported	(0.41)	(1.72)
Pro forma	(0.64)	(1.97)

The Company recognized $4,800 compensation expense in fiscal 2002 and no compensation expense in fiscal 2001 related to the grant of options to nonemployees.

Notify Technology Corporation

Notes to Financial Statements

5. Shareholders’ Equity (continued)

Escrow Securities

In connection with the Company’s Initial Public Offering in August 1997, holders, who held Founders stock or who acquired the Company’s common stock in prior private offerings, agreed to place 1,233,870 of their shares into escrow. The securities will be released to the holders in the event specified levels of pretax income are achieved for the years ending through September 30, 2003, or if the Company is acquired by or merged into another entity in a transaction in which shareholders receive a specified consideration. Any securities remaining in escrow on September 30, 2003 will be forfeited, which securities will then be contributed to the Company’s capital. The pretax income levels are subject to proportionate adjustment upon the issuance of certain securities subsequent to the Company’s initial public offering.

In the event that the securities in escrow are released, the Securities and Exchange Commission has adopted the position that the release of the securities in escrow to officers, directors, employees, and consultants of the Company will be compensatory and, accordingly, will result in compensation expense for financial reporting purposes. The expense will equal the fair value of the securities in escrow on the date of release and will result in a material charge to operations. At September 30, 2002, the Company had not attained any of the specified earnings or market price levels. Therefore, all escrowed securities are still being held in trust by the Company’s transfer agent.

6. Income Taxes

Due to operating losses, there is no provision for income taxes for 2002 or 2001. The expected statutory tax benefit of 34% is offset by the inability to recognize an income tax benefit from the net operating losses.

Notify Technology Corporation

Notes to Financial Statements

6. Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets for federal and state income taxes are as follows:

	Year Ended	Year Ended
	September 30,	September 30,
	2002	2001

Deferred tax assets:
Net operating loss carryforwards	$5,609,000	$4,942,000
Research credit carryforwards	329,000	266,000
Capitalized research and development	139,000	107,000
Other temporary differences	485,000	945,000

Total deferred tax assets	6,562,000	6,260,000
Valuation allowance	(6,562,000)	(6,260,000)

Net deferred tax assets	$–	$–

Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance in an amount equal to the net deferred tax asset has been established to reflect these uncertainties. The change in the valuation allowance was a net increase of $302,000 and $1,325,000 for fiscal years 2002 and 2001, respectively.

As of September 30, 2002, the Company had net operating loss carryforwards of approximately $15,000,000 and $7,000,000 for Federal and California tax purposes, which will expire in the years 2003 through 2022. As of September 30, 2002, the Company also had research and development tax credit carryforwards for federal and California tax purposes of approximately $225,000 and $158,000, respectively. The credits will expire in the years 2011 through 2022, if not utilized. Utilization of net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before full utilization.

Notify Technology Corporation

Notes to Financial Statements

7. Industry Segment, Customer, and Geographic Information

The Company has one operating segment by which management evaluates performance. The Company sells its products within the United States primarily to long distance carriers, regional bell operating companies and local exchange carriers. One product accounted for 83% of total revenues in fiscal 2002. The same product was not sold in fiscal 2001. One customer accounted for 83% of sales for the year ended September 30, 2002. Three other customers accounted for 36%, 26% and 12% of sales for the year ended September 30, 2001.

8. Subsequent Events

The Company has entered into an agreement to finance the purchase of inventory using the inventory as collateral. The agreement allows the Company to borrow a maximum of $750,000 based on purchase orders from its customers.

PART II

Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Our Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. We have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms. Article IV of the our Articles of Incorporation (Exhibit 3.1 hereto) provides for indemnification of our directors and officers to the maximum extent permitted by the California Corporations Code and Article IV of the Registrant’s Bylaws (Exhibit 3.2 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporation Code. We entered into an underwriting agreement which provides for indemnification of our officers and directors against certain liabilities arising out of any untrue statement of any material fact contained in the Registration Statement on Form SB-2 Registration No. 333-23369 or the omission to state a material fact necessary to make the statements therein not misleading to the extent that such untrue statement or omission was made in reliance upon written information furnished to us by the underwriter specifically for use in the preparation of such registration statement and relates to the transactions effected by the underwriter.

Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the common stock being registered hereby. All amounts are estimates.

Item	Amount

Legal fees and expenses	30,000
Accounting fees and expenses	20,000
Miscellaneous expenses	5,000

Total	55,000

Item 26. Recent Sales of Unregistered Securities.

     The following is a summary of the transactions by Registrant during the last three years involving sales of Registrant’s securities that were not registered under the Securities Act. Each sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof:

     (1)  In February 2000, Mr. David Brewer exercised one warrant and received a total of 155,800 shares of common stock underlying the warrant for an aggregate exercise price of $560,880.

     (2)  In March 2000, Mr. Lar Karlsson exercised 1,800 warrants and received a total of 1,800 shares of common stock underlying the warrants for an aggregate exercise price of $9,090.

     (3)  In April 2000, Mr. Lar Karlsson exercised 5,401 warrants and received a total of 5,401 shares of common stock underlying the warrants for an aggregate exercise price of $27,275.

     (4)  In November 2000, we sold to a private group of investors, which included Mr. Andrew Plevin, a director of the Company, 376,865 shares of common stock and issued warrants to purchase an aggregate of 188,424 shares of common stock for an aggregate consideration of $1,209,748.

     (5)  In May, 2001 we issued a warrant to purchase 118,151 shares of our Common Stock to ComVest Venture Partners, L.P. as consideration for its commitment to invest up to $2,150,00 in our 2001 private placement.

     (6)  In July, 2001, we issued an aggregate of 501,000 shares of a new class of Series A Preferred Stock, and warrants to purchase $1,753,500 shares of our Common Stock, to investors in exchange for aggregate proceeds of $5,010,000.

     (7)  In July, 2001, we issued an option to purchase 9.2685 units to Commonwealth Associates, L.P. as consideration for the services it provided to us as placement agent in our 2001 private placement. Each unit consists of 10,000 shares of our Series A Preferred Stock and a warrant to purchase 35,000 shares of our Common Stock.

     (8)  In July 2001, we issued warrants to issue an aggregate of 337,439 shares of common stock, with a per share exercise price of $0.01 to the investor in our November 2000 private placement other than Andrew Plevin, who waived his right to receive these warrants, as a result of an antidilution provision applicable to the investors in the November 2000 private placement.

     (9)  In July 2001, Mr. Plevin exercised 38,458 warrants and received a total of 38,458 shares of common stock underlying the warrants for an aggregate purchase price of $38,458.

     (10)  In June 2002, Martin Bell exercised 34,608 warrants and received a total of 34,608 shares of common stock underlying the warrants for an aggregate purchase price of $346.08.

     (11)  In July 2002, Kevin Brandt exercised 34,608 warrants and received a total of 34,608 shares of common stock underlying the warrants for an aggregate purchase price of $346.08.

     (12)  In July 2002, Robert Simmons exercised 8,646 warrants and received a total of 8,646 shares of common stock underlying the warrants for an aggregate purchase price of $86.46.

     (13)  In August 2002, Paul Saunders exercised 69,223 warrants and received a total of 69,223 shares of common stock underlying the warrants for an aggregate purchase price of $692.23.

     The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the Registrant.

Item 27. Exhibits.

3.1.1	Amended and Restated Articles of Incorporation of Registrant as filed with the Secretary of State of California on September 2, 1997. (incorporated herein by reference to Exhibit (3.2) to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on March 14, 1997)

3.1.2	Certificate of Amendment to the Registrant’s Articles of Incorporation as filed with the Secretary of State of California on March 3, 1998. (incorporated herein by reference to Exhibit (3.1.1) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

3.1.3	Certificate of Amendment to the Registrant’s Articles of Incorporation as filed with the Secretary of State of California on July 12, 2001. (incorporated herein by reference to Exhibit (3.1.1) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

3.1.4	Certificate of Determination, Preferences and Rights of Series A Preferred Stock as filed with the Secretary of State of California on July 13, 2001. (incorporated herein by reference to Exhibit (3.1) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

3.2	Amended and Restated Bylaws of Registrant. (incorporated herein by reference to Exhibit (3.2) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

4.1.1	Form of Warrant Agreement. (incorporated herein by reference to Exhibit (4.1) to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on May 29, 1997)

4.1.2	First Amendment to Warrant Agreement dated as of July 10, 2002 by and among the Registrant, American Stock Transfer & Trust Company and D.H. Blair Investment Banking Corp. (incorporated herein by reference to Exhibit (4.1) to the Registrant’s Current Report on Form 8-K, filed on July 17, 2002)

4.2	Form of warrant issued to subscribers in connection with the Registrant’s July 2001 private placement. (incorporated herein by reference to Exhibit (4.1) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

4.3	Form of option issued to the placement agent in connection with the Registrant’s July 2001 private placement. (incorporated herein by reference to Exhibit (4.2) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

4.4	Form of warrant underlying the option issued to the placement agent in connection with the Registrant’s July 2001 private placement. (incorporated herein by reference to Exhibit (4.3) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (previously filed)

10.1.1	Employment Agreement dated as of August 1, 1997 between Registrant and Paul DePond. (incorporated herein by reference to Exhibit (10.1) to Amendment No. 2 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on August 15, 1997)

10.1.2	Amendment No. 1 dated February 23, 2000 to Employment Agreement dated as of August 1, 1997 between Registrant and Paul DePond. (incorporated herein by reference to Exhibit (10.2) to Post-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on April 18, 2000)

10.1.3	Amendment No. 2 dated June 29, 2001 to Employment Agreement dated as of August 1, 1997 between Registrant and Paul DePond, as amended by Amendment No. 1 to Employment Agreement dated as of February 23, 2000. (incorporated herein by reference to Exhibit (10.2) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

10.1.4	Amendment No. 3 dated October 11, 2001 to Employment Agreement dated as of August 1, 1997 between Registrant and Paul DePond, as amended by Amendment No. 1 to Employment Agreement dated as of February 23, 2000 and Amendment No. 2 to Employment Agreement dated as of June 29, 2001. (incorporated herein by reference to Exhibit (10.4) to the Registrant’s Annual Report on Form 10-KSB for the annual period ended September 30, 2001, filed on December 28, 2001)

10.2	Amended Employment Agreement dated as of November 4, 2002 between Registrant and Gaylan Larson. (incorporated herein by reference to Exhibit (10.2) to the Registrant’s Annual Report on Form 10-KSB for the annual period ended September 30, 2002, filed on December 27, 2002)

10.3.1	Employment Agreement dated as of August 1, 1997 between Registrant and Gerald Rice. (incorporated herein by reference to Exhibit (10.3) to Amendment No. 2 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on August 15, 1997)

10.3.2	Amendment No. 1 dated February 23, 2000 to Employment Agreement dated as of August 1, 1997 between Registrant and Gerald Rice. (incorporated herein by reference to Exhibit (10.6) to Post-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on April 18, 2000)

10.3.3	Amendment No. 2 dated June 29, 2001 to Employment Agreement dated as of August 1, 1997 between Registrant and Gerald Rice, as amended by Amendment No. 1 to Employment Agreement dated as of February 23, 2000. (incorporated herein by reference to Exhibit (10.4) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

10.3.4	Amendment No. 3 dated October 11, 2001 to Employment Agreement dated as of August 1, 1997 between Registrant and Gerald Rice, as amended by Amendment No. 1 to Employment Agreement dated as of February 23, 2000 and Amendment No. 2 to Employment Agreement dated as of June 29, 2001. (incorporated herein by reference to Exhibit (10.11) to the Registrant’s Annual Report on Form 10-KSB for the annual period ended September 30, 2001, filed on December 28, 2001)

10.4	Form of Indemnification Agreement. (incorporated herein by reference to Exhibit (10.5) to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on March 14, 1997)

10.5	Escrow Agreement by and between Registrant, the American Stock Transfer & Trust Company and certain security holders of the Registrant, as amended. (incorporated herein by reference to Exhibit (10.6) to Amendment No. 2 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on August 15, 1997)

10.6	Registrant’s 1997 Stock Plan, as amended. (incorporated by reference to Exhibit (10.2) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2002, filed on May 15, 2002)

10.7	Lease between Registrant, and Ching C. Poon and Jenny M. Poon. (incorporated herein by reference to Exhibit (10.59) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

10.8+	Nonexclusive Technology License Agreement between Registrant and Active Voice Corporation dated April 30, 1997. (incorporated herein by reference to Exhibit (10.10) to Amendment No. 2 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on August 15, 1997)

10.9	Securities Purchase Agreement dated as of March 4, 1999 between Registrant and David A. Brewer. (incorporated herein by reference to Exhibit (10.11) to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on April 2, 1999)

10.10	Amendment No. 1 dated October 7, 1999 to Securities Purchase Agreement dated as of March 4, 1999 between Registrant and David Brewer. (incorporated herein by reference to Exhibit (10.12) to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999, filed on December 28, 1999)

10.11	Amendment No. 2 dated October 26, 2000 to Securities Purchase Agreement dated as of March 4, 1999 and as amended on October 7, 1999 between Registrant and David Brewer. (incorporated herein by reference to Exhibit (10.14) to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000, filed on December 29, 2000)

10.12	Securities Purchase Agreement dated November 8, 2000 by and among the Registrant and the purchasers listed on Exhibit A thereto. (incorporated herein by reference to Exhibit (10.17) to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000, filed on December 29, 2000)

10.13	Registration Rights Agreement, dated as of July 20, 2001 by and among the Registrant and the subscribers set forth therein. (incorporated herein by reference to Exhibit (10.1) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

10.14	Form of Registration Rights Agreement, dated as of July 20, 2001 by and among the Registrant and Commonwealth Associates, L.P. (incorporated herein by reference to Exhibit (10.2) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

10.15+	Voice Mail Services Agreement, dated as of February 8, 2002, by and between the Registrant and AT&T Corp. (incorporated by reference to Exhibit (10.1) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended March 30, 2002, filed on May 15, 2002)

10.16	Master Purchase Order Assignment Agreement, dated as of September 13, 2002, by and between Transcap Trade Finance and the Registrant. (incorporated herein by reference to Exhibit (10.16) to the Registrant’s Annual Report on Form 10-KSB for the annual period ended September 30, 2002, filed on December 27, 2002)

23.1.	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included as part of Exhibit 5.1) (previously filed)

24.1	Power of Attorney (previously filed).

+	Confidential treatment has been granted with respect to portions of these exhibits.

Item 28. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions described in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1)  It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i)  Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii)  Include any additional or changed material information on the plan of distribution.

     (2)  For determining liability under the Securities Act, Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3)  It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4)  It will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (5)  For purposes of determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declares it effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on January 10, 2003.

NOTIFY TECHNOLOGY CORPORATION

By:	/s/ Paul F. DePond Paul F. DePond President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Paul F. DePond Paul F. DePond	President, Chief Executive Officer and Chairman (Principal Executive Officer)	January 10, 2003

/s/ Gerald W. Rice Gerald W. Rice	Chief Financial Officer (Principal Financial and Accounting Officer)	January 10, 2003

David Brewer	Director

/s/ Michael Ballard* Michael Ballard	Director	January 10, 2003

/s/ Andrew Plevin* Andrew Plevin	Director	January 10, 2003

/s/ Harold Blue Harold Blue	Director	January 10, 2003

/s/ Bertram Polan Bertram Polan	Director	January 9, 2003

*By: /s/ Gerald W. Rice Gerald W. Rice Attorney-in-Fact

EXHIBIT INDEX

3.1.1	Amended and Restated Articles of Incorporation of Registrant as filed with the Secretary of State of California on September 2, 1997. (incorporated herein by reference to Exhibit (3.2) to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on March 14, 1997)

3.1.2	Certificate of Amendment to the Registrant’s Articles of Incorporation as filed with the Secretary of State of California on March 3, 1998. (incorporated herein by reference to Exhibit (3.1.1) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

3.1.3	Certificate of Amendment to the Registrant’s Articles of Incorporation as filed with the Secretary of State of California on July 12, 2001. (incorporated herein by reference to Exhibit (3.1.1) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

3.1.4	Certificate of Determination, Preferences and Rights of Series A Preferred Stock as filed with the Secretary of State of California on July 13, 2001. (incorporated herein by reference to Exhibit (3.1) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

3.2	Amended and Restated Bylaws of Registrant. (incorporated herein by reference to Exhibit (3.2) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

4.1.1	Form of Warrant Agreement. (incorporated herein by reference to Exhibit (4.1) to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on May 29, 1997)

4.1.2	First Amendment to Warrant Agreement dated as of July 10, 2002 by and among the Registrant, American Stock Transfer & Trust Company and D.H. Blair Investment Banking Corp. (incorporated herein by reference to Exhibit (4.1) to the Registrant’s Current Report on Form 8-K, filed on July 17, 2002)

4.2	Form of warrant issued to subscribers in connection with the Registrant’s July 2001 private placement. (incorporated herein by reference to Exhibit (4.1) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

4.3	Form of option issued to the placement agent in connection with the Registrant’s July 2001 private placement. (incorporated herein by reference to Exhibit (4.2) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

4.4	Form of warrant underlying the option issued to the placement agent in connection with the Registrant’s July 2001 private placement. (incorporated herein by reference to Exhibit (4.3) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (previously filed)

10.1.1	Employment Agreement dated as of August 1, 1997 between Registrant and Paul DePond. (incorporated herein by reference to Exhibit (10.1) to Amendment No. 2 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on August 15, 1997)

10.1.2	Amendment No. 1 dated February 23, 2000 to Employment Agreement dated as of August 1, 1997 between Registrant and Paul DePond. (incorporated herein by reference to Exhibit (10.2) to Post-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on April 18, 2000)

10.1.3	Amendment No. 2 dated June 29, 2001 to Employment Agreement dated as of August 1, 1997 between Registrant and Paul DePond, as amended by Amendment No. 1 to Employment Agreement dated as of February 23, 2000. (incorporated herein by reference to Exhibit (10.2) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

10.1.4	Amendment No. 3 dated October 11, 2001 to Employment Agreement dated as of August 1, 1997 between Registrant and Paul DePond, as amended by Amendment No. 1 to Employment Agreement dated as of February 23, 2000 and Amendment No. 2 to Employment Agreement dated as of June 29, 2001. (incorporated herein by reference to Exhibit (10.4) to the Registrant’s Annual Report on Form 10-KSB for the annual period ended September 30, 2001, filed on December 28, 2001)

10.2	Amended Employment Agreement dated as of November 4, 2002 between Registrant and Gaylan Larson. (incorporated herein by reference to Exhibit (10.2) to the Registrant’s Annual Report on Form 10-KSB for the annual period ended September 30, 2002, filed on December 27, 2002)

10.3.1	Employment Agreement dated as of August 1, 1997 between Registrant and Gerald Rice. (incorporated herein by reference to Exhibit (10.3) to Amendment No. 2 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on August 15, 1997)

10.3.2	Amendment No. 1 dated February 23, 2000 to Employment Agreement dated as of August 1, 1997 between Registrant and Gerald Rice. (incorporated herein by reference to Exhibit (10.6) to Post-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on April 18, 2000)

10.3.3	Amendment No. 2 dated June 29, 2001 to Employment Agreement dated as of August 1, 1997 between Registrant and Gerald Rice, as amended by Amendment No. 1 to Employment Agreement dated as of February 23, 2000. (incorporated herein by reference to Exhibit (10.4) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

10.3.4	Amendment No. 3 dated October 11, 2001 to Employment Agreement dated as of August 1, 1997 between Registrant and Gerald Rice, as amended by Amendment No. 1 to Employment Agreement dated as of February 23, 2000 and Amendment No. 2 to Employment Agreement dated as of June 29, 2001. (incorporated herein by reference to Exhibit (10.11) to the Registrant’s Annual Report on Form 10-KSB for the annual period ended September 30, 2001, filed on December 28, 2001)

10.4	Form of Indemnification Agreement. (incorporated herein by reference to Exhibit (10.5) to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on March 14, 1997)

10.5	Escrow Agreement by and between Registrant, the American Stock Transfer & Trust Company and certain security holders of the Registrant, as amended. (incorporated herein by reference to Exhibit (10.6) to Amendment No. 2 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on August 15, 1997)

10.6	Registrant’s 1997 Stock Plan, as amended. (incorporated by reference to Exhibit (10.2) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2002, filed on May 15, 2002)

10.7	Lease between Registrant, and Ching C. Poon and Jenny M. Poon. (incorporated herein by reference to Exhibit (10.59) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2001, filed on August 14, 2001)

10.8+	Nonexclusive Technology License Agreement between Registrant and Active Voice Corporation dated April 30, 1997. (incorporated herein by reference to Exhibit (10.10) to Amendment No. 2 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on August 15, 1997)

10.9	Securities Purchase Agreement dated as of March 4, 1999 between Registrant and David A. Brewer. (incorporated herein by reference to Exhibit (10.11) to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form SB-2, Reg. No. 333-23369, filed on April 2, 1999)

10.10	Amendment No. 1 dated October 7, 1999 to Securities Purchase Agreement dated as of March 4, 1999 between Registrant and David Brewer. (incorporated herein by reference to Exhibit (10.12) to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999, filed on December 28, 1999)

10.11	Amendment No. 2 dated October 26, 2000 to Securities Purchase Agreement dated as of March 4, 1999 and as amended on October 7, 1999 between Registrant and David Brewer. (incorporated herein by reference to Exhibit (10.14) to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000, filed on December 29, 2000)

10.12	Securities Purchase Agreement dated November 8, 2000 by and among the Registrant and the purchasers listed on Exhibit A thereto. (incorporated herein by reference to Exhibit (10.17) to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000, filed on December 29, 2000)

10.13	Registration Rights Agreement, dated as of July 20, 2001 by and among the Registrant and the subscribers set forth therein. (incorporated herein by reference to Exhibit (10.1) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

10.14	Form of Registration Rights Agreement, dated as of July 20, 2001 by and among the Registrant and Commonwealth Associates, L.P. (incorporated herein by reference to Exhibit (10.2) to the Registrant’s Current Report on Form 8-K, filed on July 23, 2001)

10.15+	Voice Mail Services Agreement, dated as of February 8, 2002, by and between the Registrant and AT&T Corp. (incorporated by reference to Exhibit (10.1) to the Registrant’s Quarterly Report on Form 10-QSB for the quarterly period ended March 30, 2002, filed on May 15, 2002)

10.16	Master Purchase Order Assignment Agreement, dated as of September 13, 2002, by and between Transcap Trade Finance and the Registrant. (incorporated herein by reference to Exhibit (10.16) to the Registrant’s Annual Report on Form 10-KSB for the annual period ended September 30, 2002, filed on December 27, 2002)

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included as part of Exhibit 5.1) (previously filed)

24.1	Power of Attorney (previously filed).

+	Confidential treatment has been granted with respect to portions of these exhibits.